UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Callon Petroleum Company
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CALLON

PETROLEUM

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Friday, May 14, 2021, at 9:00 a.m.
Hotel ZaZa, Wishmaker Ballroom
Houston, Texas

ABOUT CALLON
Callon Petroleum is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of West and South Texas.

Our Values

Responsibility	The safety of our employees, contractors and communities is of utmost importance – this is not negotiable. We recognize that we earn the right to operate every day by developing our assets responsibly and with respect for the environment. We focus on safety and protection of the environment in every operation, and all Callon representatives are authorized to “stop work” if these are at risk.

Integrity	We always strive to do the right thing and pride ourselves on being a preferred partner. We are consistently open, honest, ethical and genuine. We do what we say and are accountable for our actions.

Drive	Keenly focused on leading, we relentlessly challenge the status quo to meet and exceed our expectations for top-tier performance in all aspects of our business.

Respect	We value the ideas and contributions of all team members and show consideration and appreciation for one another. We recognize and embrace each other’s differences and work towards our common goals.

Excellence	Our business requires focused innovation and evaluation of new opportunities for resource extraction. We balance the application of new technologies and testing of new concepts with prudent risk management and thorough data analysis.

Awards and Recognition
We were recognized as one of the top places to work in 2017, 2018, 2019 and 2020 by the Houston Chronicle.

A JOINT LETTER FROM OUR CHAIRMAN AND OUR CHIEF EXECUTIVE OFFICER
April 9, 2021
DEAR FELLOW SHAREHOLDERS,

On behalf of the Board of Directors of Callon Petroleum Company, we are pleased to invite you to our 2021 Annual Meeting of Shareholders, which will take place on Friday, May 14, 2021 at 9:00 a.m. Central Daylight Time (CDT), in the Wishmaker Ballroom of the Hotel ZaZa, located at 9787 Katy Freeway in Houston, Texas.
Today we are filing the Notice of Annual Meeting of Shareholders and the Proxy Statement which describe the matters to be acted upon at the meeting. This year we are asking our shareholders to elect directors; approve, on a non-binding advisory basis, the compensation of our named executive officers; ratify the appointment of our auditors; and approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.
This past year presented our company, our employees, and the oil and gas sector as a whole with challenges unlike anything in recent memory. Our leadership was swift to react, our people were dedicated and innovative, and the Callon spirit was on display as our team successfully navigated some difficult situations; all while completing a corporate integration remotely. Our team found ways to help relieve financial pressures and showed enormous operational prowess, significantly reducing our capital expectations while improving field efficiency. We closed the year on a high note - exceeding our own expectations across nearly every guidance metric provided and generating positive adjusted free cash flow for the full year.
Despite the financial and operational hurdles presented by highly volatile commodity prices and the presence of COVID-19, our team still set new records for safety and showed significant progress in emissions reduction efforts. The continued focus on advancing our ESG initiatives and aligning ourselves with changing investor norms was well represented in our inaugural sustainability report. We are happy to present additional progress and notable changes in the pages that follow.
Your vote is important, and we encourage you to review this proxy statement and to vote promptly so that your shares will be represented at the meeting. On behalf of everyone at Callon, we want to thank you, our valued shareholders, for your continued support of the work we do.
Sincerely,

L. Richard Flury Chairman of the Board

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director

	L. Richard Flury Chairman of the Board	Joseph C. Gatto, Jr. President, Chief Executive Officer and Director
We encourage you to read our 2020 Annual Report, which includes our financial statements as of and for the year ended December 31, 2020. Please also refer to the sections captioned “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” for a description of the substantial risks and uncertainties related to the forward-looking statements included herein.
2021 PROXY STATEMENT      3

NOTICE OF ANNUAL
MEETING OF SHAREHOLDERS

Dear Shareholders,
You are invited to participate in the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Callon Petroleum Company (“Callon,” the “Company,” “us,” “we,” “our” or like terms), a Delaware corporation.

When
Friday, May 14, 2021, at 9:00 a.m.
Central Daylight Time (“CDT")
Where
Hotel ZaZa
Wishmaker Ballroom
9787 Katy Freeway
Houston, Texas 77024
We are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments, and we are sensitive to the public health and travel concerns that our shareholders may have. In the event we determine it is necessary or appropriate to postpone or move the Annual Meeting to another location or hold the Annual Meeting virtually, we will announce this decision in advance in a press release and post details on our website, which will also be filed with the Securities and Exchange Commission.
Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet, by telephone, or by mail as soon as possible.

Voting Matters	Board Recommendation
Proposal 1: To elect four Class III directors to serve on our Board of Directors (the “Board”), each for three years.	FOR each of the Class III directors
See page 10
Proposal 2: To approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”).	FOR
See page 35
Proposal 3: To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR
See page 63
Proposal 4: To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock.	FOR
See page 65

We will also transact other business that may properly come before the Annual Meeting.
This Notice of Annual Meeting of Shareholders and the Proxy Statement provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the Annual Meeting. The Board set March 15, 2021, as the record date (the “Record Date”) for the Annual Meeting. Holders of record of our common stock at the close of business on the Record Date are entitled to receive this notice of, and vote at, the Annual Meeting. A list of the names of shareholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for examination by any shareholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., Central Time, at our headquarters at 2000 W. Sam Houston Parkway South, Suite 2000, Houston, TX 77042. This list will also be available for such purposes during the Annual Meeting at the place of the Annual Meeting or, in the event that the Annual Meeting is held virtually, at a website to be provided in the announcement notifying shareholders of the change in meeting format.
Beginning on or about April 9, 2021, we will mail this proxy statement, our 2020 Annual Report on Form 10-K, and the form of proxy to shareholders.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors,

Michol L. Ecklund
Senior Vice President, General Counsel
and Corporate Secretary.
Houston, Texas
April 9, 2021

By Internet or telephone following the simple instructions on the enclosed proxy card or voting instruction form

By mail mark, date and sign your proxy card, and return it in the reply envelope provided

YOUR VOTE IS IMPORTANT!
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders. This Proxy Statement and our 2020 Annual Report on Form 10-K are available at: www.viewproxy.com/ CallonPetroleum/2021. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022
Banks and Brokerage Firms, please call:  (212) 750-5833
Shareholders, please call toll-free:(888) 750-5834

4 CALLON PETROLEUM

2021 PROXY STATEMENT      5

PERFORMANCE HIGHLIGHTS
Callon is an independent oil and natural gas company focused on the acquisition, exploration, and development of high-quality assets in leading Texas oil plays located in the Permian and the Eagle Ford. Callon’s strong foundation spans over 70 years with an ongoing mission to build trust, create long-term value, and drive sustainable cash flow growth for our stakeholders. The critical elements of our business that contribute to our ability to generate meaningful value for our shareholders include:

PREPARATION	PURPOSE	EXECUTION
• Significant scale and high operational control of ~180,000 net acres in Texas's producer-friendly Permian Basin and Eagle Ford Shale
• A robust infrastructure network from multiple years of thoughtful planning and investment that reduces overall capital intensity over time
• Scaled and cost-efficient multi-zone asset development programs that generate attractive rates of return while preserving future inventory value

• Talented workforce with expansive technical expertise paired with a culture of responsibility and adaptability in a cyclical commodity business
• Stakeholder alignment through a governance structure and ongoing engagement across shareholders, employees, and communities in which we operate
• Expanded sustainability disclosures and environmental, social and governance ("ESG") oversight to maximize impact of initiatives and ensure corporate responsibility priorities are achieved

• Durable business model which balances capital efficiency improvements with longer-term reinvestment reduction initiatives
• Specific targets for corporate returns on capital through margin preservation, capital intensity reduction, and portfolio optimization
• The ability to generate durable free cash flow through breakeven cost reduction and moderation of production declines
• Improved liquidity and no near-term maturities coupled with a variety of asset monetization opportunities

2020 was a year marked by extraordinary volatility in commodity prices and workplace challenges created by the COVID-19 pandemic. While the dramatic decline in oil prices led to significant reduction in industry-wide activity, Callon’s rapid reduction in drilling and completion activity resulted in a more flexible operational plan that created opportunities for optimizing our balance sheet. Because of our thoughtful approach, we were able to achieve a number of initiatives that had a positive effect on both our margins and our surrounding community.

• Completed the full integration of Carrizo and Callon, much of which was handled with a fully remote workforce due to social distancing and pandemic safety-related concerns.
• Generated over $120 million of adjusted free cash flow(i) ("Adjusted FCF") during the last three quarters of the year, resulting in a positive FCF position for the full year.
• Posted annual adjusted EBITDA(i) of over $700 million despite a drop of more than 40% in average realized prices compared to the prior year.
• Issued $300 million in new second lien notes providing a meaningful increase in liquidity.
• Exchanged $389 million of our existing senior notes for second lien notes, reducing our long-term debt outstanding by $172 million.
• Completed an overriding royalty interest sale and non-operated property divestiture for combined net proceeds of approximately $170 million which were used to reduce outstanding borrowings.
• Achieved full year production of 101.6 MBoe per day (63% oil) exceeding annual production guidance expectations.
• Reduced lease operating expenses by more than $30 million (>10%) from pro forma 2019(ii) levels through effective implementation of our field operating best practices.
• Reduced total cash general and administrative expenses by more than 60% from pro forma 2019(ii) levels.
• Completed the expansion of our Delaware recycling facilities allowing for handling of up to 60,000 barrels per day of produced water volumes.
• Completed our first six-well pad in the Delaware that sourced more than 95% of fracture stimulation volumes (nearly 100 million gallons) from recycled produced water volumes.
• Expanded our electrical substation network allowing for the removal of over 40 diesel generators improving operating reliability and reducing our carbon emissions by approximately 34 metric tons.
• Achieved our best year on record for safety with a total recordable incident rate of just 0.54.
• Reduced our flaring volumes by 40%.
• Lowered our spill rate by 66% as compared to our 2019 figures.
(i)    Adjusted FCF and adjusted EBITDA are non-GAAP financial measures. See Appendix A for reconciliations of our non-GAAP financials measures.
(ii)    All references to 2019 pro forma figures assume full year Callon and Carrizo combined financials.

6 CALLON PETROLEUM

SUSTAINABILITY AT
CALLON PETROLEUM
At Callon, our commitment to our shareholders is simple: create value in a responsible manner. Our focus on integrating sustainable business practices and achieving long-term results drives our operations. In alignment with these goals, our Board oversees the Company’s safety and environmental policies, development of a positive corporate culture and an effective corporate governance program. To ensure that sustainability matters remain a priority at Callon, the independent Nominating, Environmental, Social and Governance Committee of our Board has direct oversight responsibility for our ESG policies and performance for the development of Company positions related to emerging issues that affect our industry. The entire Callon team is committed to improving returns for our shareholders while positively impacting the communities in which we live and work. Our 2020 ESG initiatives built a strong foundation for 2021 objectives.
The Callon executive team recognizes the need for transparent and robust ESG reporting. In 2020, we published our inaugural sustainability report in alignment with the Sustainability Accounting Standards Board (SASB) framework. We plan to publish our 2020 Sustainability Report with highlights of Callon’s continued commitment to ESG and transparency later this year which will include the following highlights:
Environmental
In 2020, we expanded on several strategies and programs to develop our natural resources in a responsible manner while working to minimize our impact on the environment. Our continued focus to reduce flaring by actively working with third party natural gas gatherers and minimizing processing downtimes reduced flare volumes by 40%. We also connected to secondary gathering systems for our two highest-volume natural gas gathering systems and continue to pursue back-up options to minimize flaring in the future. Additionally, we implemented spill mitigation measures and achieved a 66% reduction in our total fluid spill rate. These additional measures, including night-time monitoring and activation of wellhead valves to shut in wells in emergency situations, demonstrate our commitment to prevent unnecessary releases to the environment.

WATER	AIR	LAND

Protecting local water supplies and minimizing our use of fresh water resources are high priorities in our operations.	As part of our environmental program, Callon monitors and seeks to reduce greenhouse gas (GHG) and other emissions from our operations.	At Callon, we strive to be good stewards of the environment and minimize our impact in the areas where we operate.
10% increase in recycled produced water usage(1)	40% reduction in flared volumes(2)	66% reduction in total spill volumes(3)

(1)Percentage of recycled water utilized in all operations.
(2)Percent change of total gas flared year-over-year.
(3)Percent change in total fluids released from primary containment year-over-year.

2021 PROXY STATEMENT      7

SUSTAINABILITY AT CALLON PETROLEUM
Social
Callon employs a talented workforce, and we are committed to the safety, health, and development of each team member. We remained focus on improving our safety culture and implementing programs to create a safe workplace for all stakeholders. In 2020, we reduced our OSHA Total Recordable Incident Rate (TRIR) by 10% and achieved record safety performance for the second consecutive year despite the combined challenges of the pandemic. In addition, we recognized the hardship that the pandemic has caused to many of the communities where we operate and increased our philanthropic support in the areas of education and social welfare.

Safety	Community
At Callon, protecting our people and our communities is our top priority. We believe that a strong safety culture is tantamount to being a leading operator in the exploration and production (E&P) business.In 2020 Callon quickly adapted operations to incorporate strict COVID-10 safety protocols.
OPERATING IN LOCAL COMMUNITIES
When our assets necessitate development projects near populated areas, we make every effort to mitigate the impact of our activities and work closely with city officials and neighboring landowners to proactively address considerations such as: noise, traffic, GHG emissions, and liquid spill prevention.
We also partner with beautification groups in Permian and Houston.
SUPPORTING LOCAL COMMUNITIES
Callon has a longstanding history of supporting the local communities in which we operate. It is our privilege to make a positive impact through charitable giving and volunteerism to support education, community, and the environment.
We also sponsor a charitable matching program to support our employees’ philanthropic priorities.

10%
improvement in safety TRIR to 0.54 for a second straight record year for safety performance

Workforce
BUILDING A TOP PLACE TO WORK

At Callon, a goal is to assemble and inspire a team of passionate and innovative professionals in an environment where they can achieve their professional goals. We empower our employees and engage team members in decision-making at every level while recognizing contributions to our success. This unique environment has helped us achieve top-tier engagement scores, resulting in Callon being named a Top Workplace by Houston Chronicle in for the fourth straight year.

EMBRACING DIVERSE BACKGROUNDS AND PERSPECTIVES
At Callon, we value the diversity of our employees and their contributions. We are firmly committed to fostering an inclusive environment and providing equal opportunity to all qualified persons.	MINORITY EMPLOYEES IN 2020

8 CALLON PETROLEUM

SUSTAINABILITY AT CALLON PETROLEUM
Governance

At Callon, we are committed to high ethical standards and effective and sustainable corporate governance. We believe this commitment promotes the long-term interests of our shareholders, helps build public trust in our Company and strengthens Board and management accountability. We continually assess our governance principles to ensure that we are operating our business responsibly, ethically and in a manner aligned with the interests of our shareholders. Our Compensation Discussion and Analysis ("CD&A") beginning on page 37 provides additional information on governance practices for executive compensation.

Our Board expanded the remit and renamed our independent Nominating and Corporate Governance Committee as "Nominating, Environmental, Social, and Governance Committee" to better reflect the Committee's focus and oversight on the Company’s ESG policies, performance and disclosure.

Diversity	Refreshment	Independence

One minority and two female directors	Less than five years' tenure for nearly half the directors	Ten directors are independent and a non-executive director serves as chair of the Board
Our corporate focus is anchored by five core values: Responsibility, Integrity, Drive, Respect and Excellence. More information regarding our core values and details on our ESG initiatives and outcomes can be found in our 2019 Sustainability Report located on our Company’s website (https://www.callon.com/sustainability).

2021 PROXY STATEMENT      9

Proposal 1 Election of Class III Directors
The Board recommends a vote FOR each of the Class III director nominees named in this Proxy Statement.
• Our director nominees provide experience and perspectives that enhance the overall strategic and oversight functions of Callon’s Board.
• For more information about the nominees’ experience, skills, and qualifications, please see page 13.

Board of Directors
Process for Selecting Directors
Director Identification and Selection
Criteria. The Nominating, Environmental, Social and Governance Committee (the "N&ESG Committee") has established guidelines for considering nominations to the Board. The N&ESG Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon achieving the goal of a well-rounded, diverse Board that functions collegially as a unit. While not an exhaustive list, key criteria include:
•    Relevant oil and gas E&P industry knowledge and experience;
•    Complementary mix of backgrounds and experience in areas including business, finance, accounting, ESG, technology, and strategy;
•    Personal qualities of leadership, character, judgment and personal and professional integrity and high ethical standards;
•    The candidate’s ability to exercise independent and informed business judgment;
•    Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at meetings;
•    Diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age, and other individual qualifications and attributes;
•    The ability to work with other members of the Board, the Chief Executive Officer (the "CEO"), and senior officers of the Company in a constructive and collaborative fashion to achieve the Company’s goals and implement its strategy; and
•    In the case of an incumbent director, such director’s past performance on the Board.
The N&ESG Committee and the Board may also consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The N&ESG Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience to perform its oversight role satisfactorily for our shareholders. In making its determinations, the N&ESG Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the active, objective, and constructive participation in meetings and the strategic decision-making processes.
Diversity. Our Corporate Governance Guidelines set forth our policy with respect to Board diversity. We are committed to building a diverse Board comprised of individuals from different backgrounds, including differences in viewpoints, education, gender, race or ethnicity, age, and other individual qualifications and attributes. To accomplish this, the N&ESG Committee will continue to require that search firms engaged by the Company seek to present a robust selection of women and ethnically diverse candidates in all prospective director candidate pools.
Nominating Process. In making its nominations, the N&ESG Committee identifies nominees by first evaluating the current members of the Board willing to continue their service and any potential need to expand the Board to include additional expertise. Current members with a record of quality contribution to the Board whose experience contributes to a complementary mix of backgrounds that enhance the Board are renominated. When vacancies become available, the N&ESG Committee may seek input from industry experts or engage third-party search firms to help source particular areas of expertise or backgrounds.
Retirement Policy. The Board believes that, regardless of age, experienced individuals may make a substantial contribution to the Company. However, the Board has adopted a retirement policy for independent directors. Under the policy, an independent director must retire in conjunction with the annual meeting of stockholders prior to his or her 75th birthday, except in special circumstances upon the request of a majority of the Board (not including the subject director).

10 CALLON PETROLEUM

PROPOSAL 1
Over time, the Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge of the Company and adding directors who bring a diversity of perspectives and experience. As a reflection of this philosophy, if all of the nominees are elected to the Board, following the Annual Meeting:

5/11 directors will have tenures of five or fewer years.	10/11 directors will be independent.
Board Succession Planning Initiatives
In 2020, the N&ESG Committee and the Board enhanced their focus on long-term board composition, diversity and succession, with the objective of developing a view of the key skills and experiences needed at the board level to support the Company’s strategy in the evolving energy landscape. The Board engaged a third-party advisory firm to conduct a fulsome evaluation of the board and its governance practices, including interviews with each director and select members of management. The firm provided a report to the Board on recommendations to prepare for board leadership and director succession as well as benchmarking against corporate governance best practices. Following discussions and upon the recommendation of the N&ESG Committee, the Board adopted a retirement policy (as described above) as a governance best practice and in support of continuing refreshment of board composition.
In considering the nominees to stand for re-election, the N&ESG Committee and the Board discussed Chairman Flury’s proposed term as a Class III director, which would extend beyond the board retirement age. The Board considered Mr. Flury’s four-year tenure as Chairman and agreed they desire near-term continuity in the Chairman role to continue momentum on the Company’s strategic priorities. The Board unanimously approved Mr. Flury’s re-nomination as a Class III director. The Board also agreed to appoint a special committee to evaluate candidates to succeed Chairman Flury with the intention of appointing a successor no later than the expiration of Mr. Flury’s term in 2024.
Voting Standard
Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. This standard means the nominees for available directorships who receive the highest number of affirmative votes of the shares present, in person or by proxy, and entitled to vote, are elected. However, as described below, the Company has an additional voting standard in uncontested director elections. The Company believes that this voting standard ensures accountability and the opportunity for a positive mandate from the Company’s shareholders.
Our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” than votes “for” in an uncontested election (i.e., an election in which the number of nominees for election does not exceed the number of directors to be elected) is required to tender his or her resignation for consideration by the N&ESG Committee and Board following certification of the shareholder vote. Such resignation will only be effective upon Board acceptance of such resignation after receiving the recommendation of the N&ESG Committee. If the number of nominees exceeds the number of directors to be elected as of the Record Date for such meeting then the directors shall be elected by a plurality of the votes cast. Full details of this policy are set forth in our Corporate Governance Guidelines.
If a director nominee receives a receives a greater number of votes “withheld” than votes “for” in an uncontested election, then promptly following the certification of the election results, the N&ESG Committee will consider any factors it deems relevant to the best interests of the Company and our shareholders in determining whether to accept the director’s resignation and recommend to the Board that action to be taken with respect to the tendered resignation. Within 120 days following certification of the shareholder vote, the Board shall consider the recommendation and make a determination as to whether to accept or reject such director’s resignation and shall notify the director concerned of its decision. We will also promptly publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished to the Securities Exchange Commission ("SEC").
If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote on this proposal. All shares of common stock represented by proxies will be voted “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board
2021 PROXY STATEMENT      11

PROPOSAL 1
may choose to reduce the number of members of the Board to be elected at the Annual Meeting in order to eliminate the vacancy. Your proxy cannot be otherwise voted for a person who is not named in this Proxy Statement as a candidate for director or for a greater number of persons than the number of director nominees named. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

The Board recommends a vote FOR each of the four Class III director nominees.

12 CALLON PETROLEUM

PROPOSAL 1
Directors Nominated For Re-Election
The Board currently consists of eleven directors. Consistent with our certificate of incorporation, the current Board is divided into three classes designated as Class I, Class II, and Class III, each with staggered, three-year terms. Based on the recommendations from the N&ESG Committee, the Board has nominated four continuing Class III Directors, Frances Aldrich Sevilla-Sacasa, Major General (Ret.) Barbara J. Faulkenberry, L. Richard Flury, and Joseph C. Gatto, Jr., to stand for re-election or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.
The following biographies reflect the particular experience, qualifications, attributes, and skills that led the Board to conclude that each nominee should stand for re-election to serve on the Board:
Class III Directors

Frances Aldrich Sevilla-Sacasa
Former Chief Executive Officer of Banco Itaú International

Ms. Aldrich Sevilla-Sacasa is a private investor and was Chief Executive Officer of Banco Itaú International, Miami, Florida, from April 2012 to December 2016. Prior to that time, she served as Executive Advisor to the Dean of the University of Miami School of Business from 2011 to 2012, Interim Dean of the University of Miami School of Business from 2011 to 2011, President of U.S. Trust Bank of America Private Wealth Management from 2007 to 2008, President and Chief Executive Officer of US Trust Company in 2007, and President of US Trust Company from November 2005 until June 2007. She previously served in a variety of roles with Citigroup’s private banking business, including President of Latin America Private Banking, President of Europe Private Banking, and Head of International Trust Business. Ms. Aldrich Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an M.B.A. from the Thunderbird School of Global Management.
Ms. Aldrich Sevilla-Sacasa also serves on the boards of Camden Property Trust (NYSE: CPT), where she chairs the audit committee, New Senior Investment Group (NYSE: SNR), and the Delaware Funds by Macquarie, where she chairs the nominating and corporate governance committee.
Ms. Aldrich Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an M.B.A. from the Thunderbird School of Global Management.
SKILLS AND QUALIFICATIONS:
Ms. Aldrich Sevilla-Sacasa brings to the Board considerable experience in financial services, banking and wealth management. In addition, her experience as a former president and chief executive officer of a trust and wealth management company, and as a director of other corporate and not-for-profit boards has provided her with expertise in the area of corporate governance. Her designation as a “financial expert” and knowledge of public company reporting requirements add meaningful insights to the Board.

INDEPENDENT
Age as of the Record Date 65
Director Since 2019
Callon Committees:
N&ESG; Strategic Planning and Reserves
Other Current Directorships:
Camden Property Trust
New Senior Investment Group
Delaware Funds by Macquarie

2021 PROXY STATEMENT      13

PROPOSAL 1

Barbara J. Faulkenberry
Former Major General, United States Air Force

Barbara Faulkenberry has served as a member of the Board since 2018. Ms. Faulkenberry retired from the U.S. Air Force in 2014 as a Major General (2-stars) after a 32-year career, finishing in the top 150 leaders of a 320,000-person global organization. Her last assignment was as Vice Commander (COO) and interim Commander (CEO) of a 37,000-person organization conducting all global Department of Defense air cargo, passenger, and medical patient movements with 1,100 military aircraft plus contracted commercial aircraft.
Ms. Faulkenberry is currently an independent director for USA Truck, a publicly-traded provider of logistics and trucking services across North America, where she serves as chair of the Technology Committee and as a member of the Nominating and Corporate Governance Committee.
Ms. Faulkenberry received a B.S. degree from the Air Force Academy in 1982, an M.B.A. from Georgia College in 1986, and a Master of National Security from the National Defense University in 1999. She has also attended strategic leadership courses at Harvard University, University of Cambridge, and Syracuse University.
SKILLS AND QUALIFICATIONS:
Ms. Faulkenberry brings to the Company senior leadership experience in the areas of supply chain management, logistics, strategic planning, risk management, technology, cyber security, and leadership development. Additionally, she is a NACD Board Leadership Fellow and earned the Carnegie Mellon/NACD CERT Certificate in Cybersecurity Oversight, both of which contribute to best practices in corporate governance and cyber security and provide great value to the Board.

INDEPENDENT Age as of the Record Date 61 Director Since 2018 Callon Committees: Audit, N&ESG, Strategic Planning and Reserves Other Current Directorships: USA Truck, Inc.

L. Richard Flury
Chairman of the Board Former Chief Executive (Retired) for Gas, Power & Renewables of BP plc

Richard Flury has served as a member of the Board since 2004 and has served as Chairman since 2017. He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive for Gas, Power and Renewables in 2001. Prior to Amoco’s merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger.
Mr. Flury was a director of McDermott International, a publicly-traded engineering, procurement and construction company, including when it filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas in January 2020. Mr. Flury was a director and the non-executive Chairman of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, until it merged into McDermott International in 2018. Previously, Mr. Flury was a member of the Board of QEP Resources, Inc., a publicly-traded oil and gas exploration company, from 2010 to 2015.
Mr. Flury graduated from University of Victoria with a degree in Honors Physics.
SKILLS AND QUALIFICATIONS:
Mr. Flury’s deep knowledge of the energy industry and years of executive and management experience provide him with valuable insights into the strategic issues affecting companies in the oil and gas industry that are helpful to our Company and Board. His service on the boards of other publicly-traded companies has provided him exposure to different industries and approaches to governance that we believe further enhances the Board.

INDEPENDENT Age as of the Record Date 73 Director Since 2004 Callon Committees: Audit, Compensation, Strategic Planning and Reserves

14 CALLON PETROLEUM

PROPOSAL 1

Joseph C. Gatto, Jr.
President, Chief Executive Officer and Director

Joseph C. Gatto, Jr. is President, CEO and Director of Callon. Mr. Gatto was elected to the Board in 2018. He has served as the Company's CEO since 2017 and as President since 2016. Prior to his appointment as CEO, he served as Chief Financial Officer and Treasurer of the Company from 2014 to 2017, and held various other senior leadership positions within the Company since joining Callon in 2012.
Prior to joining the Company, Mr. Gatto served as Head of Structuring and Execution with Merrill Lynch Commodities from 2010 to 2011, as the founder of MarchWire Capital, LLC, a financial advisory and strategic consulting firm in 2009, and as a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from 1997 to 2009.
Mr. Gatto graduated from Cornell University with a B.S. degree and The Wharton School of the University of Pennsylvania with an M.B.A. He currently serves on the board of directors for the Independent Petroleum Association of America.
SKILLS AND QUALIFICATIONS:
Mr. Gatto’s extensive experience in investment banking and the oil and gas industry make him a valuable addition to the Board. Additionally, Mr. Gatto's knowledge of the Company and strong background in capital markets, transactions, strategic planning, and investor relations provide the Board with essential insight and guidance.

Age as of the Record Date 50 Director Since 2018

2021 PROXY STATEMENT      15

CORPORATE GOVERNANCE
Directors Continuing in Office
Biographical information, including age as of the Record Date, for our directors continuing in office is set forth below. These individuals are not standing for re-election at this time:
Class I Directors

Michael L. Finch
Former Chief Financial Officer (Retired) of Stone Energy Corporation

Michael Finch has served as a member of the Board since 2015. He spent nearly 20 years affiliated with Stone Energy Corporation, a publicly-traded oil and gas exploration company, from which he retired as Chief Financial Officer and a member of the Board of Directors in 1999. Prior to his service with Stone Energy, he was employed by Arthur Andersen & Co.
Mr. Finch currently serves on the advisory board of C.H. Fenstermaker & Associates, a multi-disciplinary consulting firm that specializes in surveying and mapping, engineering and environmental consulting. Previously, Mr. Finch was an independent director of Petroquest Energy, Inc. a publicly-traded oil and gas company, from 2003 to 2016, where he served as chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Finch holds a B.S. in Accounting from the University of South Alabama and was licensed as a Certified Public Accountant (currently inactive).
SKILLS AND QUALIFICATIONS:
Mr. Finch’s extensive financial, accounting, and operating experience within the oil and gas industry are extremely valuable to the Board and qualify him as a director. In particular, Mr. Finch’s accounting background and status as a “financial expert” provide the Board valuable perspective on issues facing audit committees.

INDEPENDENT Age as of the Record Date 65 Director Since 2015 Callon Committees: Audit, Compensation, Strategic Planning and Reserves

S. P. Johnson IV
Former President, Chief Executive Officer and Co-Founder (Retired) of Carrizo Oil & Gas, Inc.

Mr. Johnson was a co-founder of Carrizo and served as its President and CEO as well as a director from December 1993 to December 2019, when Carrizo merged with the Company. Prior to that, he worked for Shell Oil Company for 15 years, where his managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering.
Mr. Johnson currently serves as a director of Southwestern Energy Company, a publicly-traded oil and gas exploration company. Mr. Johnson previously served as a director of Basic Energy Services, Inc., an oilfield service provider, and as a director of Pinnacle Gas Resources, Inc., a coalbed methane exploration and production company.
Mr. Johnson is a Registered Petroleum Engineer and holds a B.S. in Mechanical Engineering from the University of Colorado.
SKILLS AND QUALIFICATIONS:
Mr. Johnson brings to the Board extensive experience in oil and gas exploration and production and the energy industry through his roles at Carrizo and other energy companies.

INDEPENDENT Age as of the Record Date 65 Director Since 2019 Callon Committees: Strategic Planning and Reserves Other Current Directorships: Southwestern Energy Company

16 CALLON PETROLEUM

CORPORATE GOVERNANCE

Larry D. McVay
Managing Director of Edgewater Energy, LLC

Larry McVay has served as a member of the Board since 2007. Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company, since 2007. From 2003-2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia. From 2000-2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP plc. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.
Mr. McVay is a director of Linde plc, a publicly-traded industrial gas and engineering company. Previously, Mr. McVay was a director of Praxair, Inc., an industrial gases company in North and South America, until Praxair, Inc. and Linde AG combined to create Linde plc in 2018. Additionally, Mr. McVay was previously a director of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, until it merged into McDermott International in 2018.
Mr. McVay earned a B.S. in Mechanical Engineering from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995.
SKILLS AND QUALIFICATIONS:
Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental, risk, and safety. We believe that this experience and his knowledge of the exploration and production industry, particularly in the Permian Basin, as well as his senior executive experience, service on other boards, and independence, provide valuable insight in the development of our long-term strategies and qualify him for service on the Board.

INDEPENDENT Age as of the Record Date 73 Director Since 2007 Callon Committees: Strategic Planning and Reserves (Chairman), Audit, N&ESG Other Current Directorships: Linde plc

Steven A. Webster
Former Chairman of the Board and Co-Founder of Carrizo Oil & Gas, Inc.

Mr. Webster was a co-founder of Carrizo for which he served as a director since 1993 and as its Chairman of the Board since 1997 until December 2019, when Carrizo merged with the Company. Since 2016, Mr. Webster has served as Managing Partner of AEC Partners, a private equity firm engaged in energy investment which was the successor to Avista Capital Partners, a private equity firm he co-founded in 2005 and for which he served as Co-Managing Partner. From 2000 through 2005, Mr. Webster served as Chairman of Global Energy Partners, an affiliate of DLJ Merchant Banking and CSFB Private Equity. From 1988 through 1999, Mr. Webster was the CEO and President of R&B Falcon Corporation and Chairman and CEO of one of its predecessor companies, Falcon Drilling Company, which he founded. Mr. Webster has been a founder or seed investor in numerous other private and public companies.
He has held numerous board positions and currently serves as a director of Oceaneering International and various private companies. Since its founding in 1993, Mr. Webster has served as a Trust Manager of Camden Property Trust, a REIT. Previously, Mr. Webster was a director of Era Group, Inc.
Mr. Webster holds an M.B.A. from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University.
SKILLS AND QUALIFICATIONS:
Mr. Webster brings to the Board experience in, and knowledge of, the energy industry, business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and experience as a director of several other public and private companies.

INDEPENDENT Age as of the Record Date 69 Director Since 2019 Callon Committees: Audit, Strategic Planning and Reserves Other Current Directorships: Camden Property Trust Oceaneering International, Inc.
2021 PROXY STATEMENT      17

CORPORATE GOVERNANCE
Class II Directors

Matthew R. Bob
President of Eagle Oil and Gas; Managing Member of MB Exploration

Matthew Bob has served as a member of the Board since 2014. Mr. Bob currently serves as President of Eagle Oil and Gas and has been the founder and managing member of MB Exploration and affiliated companies since 1994. Previously, Mr. Bob served as President of Hall Phoenix Energy LLC, a privately held oil and gas exploration company, from 2009 to 2011. Prior to forming MB Exploration, Mr. Bob was Chief Geophysicist at Pitts Oil Company. He began his career at Union Oil Company of California where he held various geological positions.
Mr. Bob currently serves as an independent director of Southcross Energy, a natural gas processing and transportation company with operations in South Texas.
Mr. Bob holds a B.A. in Geology from St. Louis University and an M.S. in Geology from Memphis University, and is a graduate of Harvard University’s Executive Management Program. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana.
SKILLS AND QUALIFICATIONS:
Mr. Bob’s extensive knowledge of the exploration and production industry and technical expertise are assets to the Board and qualify him as a director. His experience as a senior executive further strengthens the strategic and oversight functions of the Board. He is NACD Directorship Certified.

INDEPENDENT Age as of the Record Date 63 Director Since 2014 Callon Committees: Compensation (Chairman), N&ESG, Strategic Planning and Reserves Other Current Directorships: Southcross Energy

Anthony J. Nocchiero
Former SVP and Chief Financial Officer (Retired) of CF Industries, Inc.

Anthony Nocchiero has served as a member of the Board since 2011. Mr. Nocchiero retired as Senior Vice President and Chief Financial Officer for CF Industries, Inc. in 2010, a position he had held since 2007. From 2005 to 2007, he was the Vice President and Chief Financial Officer for Merisant Worldwide, Inc. Prior to that, Mr. Nocchiero was self-employed as an advisor and private consultant from 2002 to 2005. From 1999 to 2001, Mr. Nocchiero served as Vice President and Chief Financial Officer of BP Chemicals, the global petrochemical business of BP plc. Prior to that, he spent 24 years with Amoco Corporation in various financial and management positions, including service as Amoco’s Vice President and Controller from 1998 to 1999.
Mr. Nocchiero has previous experience serving as a board member of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce.
Mr. Nocchiero holds a B.S. degree in Chemical Engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.
SKILLS AND QUALIFICATIONS:
Mr. Nocchiero’s broad financial, accounting and operating experience within the energy industry are valuable to the Board and make him a meaningful contributor as a director. Additionally, Mr. Nocchiero’s status as a “financial expert” and knowledge of public company reporting requirements add meaningful insights to the Board and Audit Committee.

INDEPENDENT Age as of the Record Date 69 Director Since 2011 Callon Committees: Audit (Chairman), Compensation, Strategic Planning and Reserves

18 CALLON PETROLEUM

CORPORATE GOVERNANCE

James M. Trimble
Former Chief Executive Officer and President (Retired) of Stone Energy Corporation

James Trimble has served as a member of the Board since 2014. Most recently, Mr. Trimble served as the interim Chief Executive Officer and President of Stone Energy Corporation from 2017 to 2018. Prior to that, Mr. Trimble served as CEO and President of PDC Energy, Inc. from 2011 until his retirement in 2015. Mr. Trimble was Managing Director of Grand Gulf Energy Limited, a public company traded on the Australian Securities Exchange, and President and CEO of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma, from 2005 to 2010. Earlier in his career, Mr. Trimble was CEO of TexCal (formerly Tri-Union Development) and CEO of Elysium Energy, a privately held oil and gas exploration company. Prior to that, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas, a publicly-traded independent energy company.
Mr. Trimble currently serves as a director of Talos Energy, a publicly-traded oil and gas exploration company, and Chairman of the Board of Crestone Peak Resources LLC, a privately held oil and gas exploration company. Previously, Mr. Trimble was a director of Stone Energy Corporation from 2017 to 2018, PDC Energy from 2009 to 2016, C&J Energy Services from 2016 to 2017, Seisgen Exploration from 2008 to 2015, Grand Gulf Energy from 2009 to 2012, and Blue Dolphin Energy from 2002 to 2006.
Mr. Trimble was an officer of PDC Energy in September 2013, when each of the twelve partnerships for which the company was the managing general partner filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division and was on the board of directors of C&J Energy Services when it filed for bankruptcy in the court of the Southern District of Texas, Houston Division in July 2016.
Mr. Trimble graduated from Mississippi State University where he majored in petroleum engineering for undergraduate (Bachelor of Science) and graduate studies. He is a Registered Professional Engineer in the State of Texas.
SKILLS AND QUALIFICATIONS:
Mr. Trimble’s deep knowledge of the exploration and production industry and his leadership experience at previous companies strengthen the strategic and oversight functions of the Board. His experience on the boards of several other public companies provide valuable perspective on best practices relating to corporate governance, management and strategic transactions.

INDEPENDENT Age as of the Record Date 72 Director Since 2014 Callon Committees: N&ESG (Chairman), Compensation, Strategic Planning and Reserves Other Current Directorships: Talos Energy

2021 PROXY STATEMENT      19

CORPORATE GOVERNANCE
Current Composition of the Board
The following table provides information with respect to the skills and experience of all current directors and the nominees for Class III terms who have been nominated to stand for election at the Annual Meeting.

Name	Frances Aldrich Sevilla-Sacasa	Matthew R. Bob	Barbara J. Faulkenberry	Michael L. Finch	L. Richard Flury (Chairman)	Joseph C. Gatto, Jr.	S.P. Johnson IV	Larry D. McVay	Anthony J. Nocchiero	James M. Trimble	Steven A. Webster
Age (on March 15, 2021)	65	63	61	65	73	50	65	73	69	72	69
Tenure (on March 15, 2021)	2	7	3	6	17	3	2	14	10	7	2
Gender Diversity	●		●
CEO/President Experience	●	●			●	●	●			●	●
Senior Executive Leadership	●	●	●	●	●	●	●	●	●	●	●
Outside Public Boards (current)	●	●	●		●		●	●		●	●
Outside Public Boards (prior)				●	●		●	●	●	●	●
E&P Industry Experience		●		●	●	●	●	●	●	●	●
Energy (Other than E&P) Industry Experience		●		●	●	●		●	●		●
Financial Expert	●			●					●
Financial Literacy	●	●	●	●	●	●	●	●	●	●	●
Financial Oversight/Accounting	●			●	●	●	●	●	●	●	●
Petroleum and Other Engineering							●	●	●	●
Geologist or Geophysicist		●			●
Government/Public Policy/Regulatory			●					●
HES Experience/Environmental							●	●		●
Strategic Advising	●	●	●		●	●	●	●	●	●	●
Investment Banking	●					●
Supply Chain			●					●
Technology/IT/Cybersecurity			●					●	●	●

20 CALLON PETROLEUM

CORPORATE GOVERNANCE
Director Compensation
The compensation of our non-employee directors is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining director compensation, we consider the responsibilities of our directors, the significant amount of time the directors spend fulfilling their duties, and the competitive market for skilled directors.
Annually the Compensation Committee directly engages an independent compensation consultant to conduct an analysis of director compensation and recommend any adjustments to the total annual compensation of the non-employee directors. The consultant evaluates competitive market data, utilizing the same industry peer group used for executive compensation market data (see page 50). The Compensation Committee generally targets total compensation near the median of this peer group. The Company's director compensation program generally consists of cash retainers and an annual grant of restricted stock units ("RSUs") awarded under the 2020 Omnibus Incentive Plan (the "2020 Plan"). The RSU grants are awarded to match competitive practices and encourage a long-term alignment with shareholders. The RSUs vest on the first anniversary following the grant, or on the date of the Company’s subsequent Annual Meeting, whichever occurs first.
In first quarter 2020, prior to the global outbreak of COVID-19, the Compensation Committee reviewed the competitiveness of the director compensation package with input from its compensation consultant Meridian Compensation Partners, LLC and determined that director compensation was at approximately the median of the peer group. Upon recommendation from the Compensation Committee, the Board determined to maintain compensation levels established in 2019, except to increase fees for the chairs of the N&ESG Committee and the Strategic Planning and Reserves Committee to $15,000 and $20,000, respectively, in recognition of the increased scope of responsibilities of those roles.
However, in response to commodity price volatility resulting from the worldwide outbreak of COVID-19 and the related supply decisions of the Organization of Petroleum Exporting Countries ("OPEC"), Board members agreed to temporarily reduce their compensation by 17.5% for 2020. This reduction was executed through an initial 35% reduction in compensation in June 2020. After evaluating the partial recovery of commodity prices later in the year, the Board approved and paid a supplementary payment to the non-employee directors in an amount of half of the original reduction (i.e., 17.5%) to align with the reinstatement of senior officer salaries as described on page 42. Due to share price volatility and dilution concerns, the Board also decided to limit the annual grant of RSUs for non-employee directors to 2,037 RSUs (the same number of RSUs granted to each director in 2019) and issue the remaining amount of the annual director compensation in cash.
For 2021, the Board has approved a 12.5% reduction in non-employee director compensation to align with investor priorities and changes to the executive compensation program as described more fully on page 42.
For 2020, the Company's non-employee director compensation consisted of the following, which reflects the net 17.5% compensation reduction:

Fee Type	Original 2020 Compensation	Actual 2020 Compensation (with 17.5% Reduction and Equity Reallocation)
Board member cash retainer	$80,000	$150,966
Restricted Stock Unit (RSU) Grant Value(1)	$165,000	$51,129
Chairmen Fees
Non-Executive Chair	$120,000	$99,000
Audit Committee Chair	$20,000	$16,500
Compensation Committee Chair	$15,000	$12,375
Nominating, Environmental, Social and Governance Committee Chair	$15,000	$12,375
Strategic Planning and Reserves Committee Chair	$20,000	$16,500
(1)    Targeted equity value for 2020 delivered via same number of shares granted in 2019, which is 2,037 (with a grant date fair value of $51,129 based on June 8, 2020, closing stock price of $25.10, adjust to reflect the 1-for-10 reverse stock split effective August 7, 2020), with the remainder paid in cash in a single lump sum on June 8, 2020.
In the first quarter of 2020, the Company issued payment to Ms. Aldrich Sevilla-Sacasa and Messrs. Johnson and Webster for the final quarterly retainer for their 2019-2020 service on the Carrizo Board of Directors in accordance with the terms of the merger agreement.
2021 PROXY STATEMENT      21

CORPORATE GOVERNANCE
Each non-employee director is reimbursed for reasonable out-of-pocket costs incurred to attend Board and Committee meetings. If a member of the Board is an officer or employee of the Company, he or she does not receive compensation for his or her service as a director.
Non-employee directors have the opportunity to make an annual election to defer some or all of their cash retainer or annual stock award pursuant to the terms of a deferred compensation plan for non-employee directors (the "Deferred Compensation Plan") until separation from service as a director. All deferrals under the plan are credited as phantom stock units of Callon stock. Callon's non-employee directors are subject to stock ownership guidelines of five times the annual cash retainer of $80,000. As of December 31, 2020, all non-employee directors were in compliance with the stock ownership policy, either through meeting the ownership requirement or by being within the transition period. For more information on the stock ownership guidelines, see page 50.
The table below indicates the total compensation earned during 2020 for each non-employee director:
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2020

Director	Fees Earned or Paid in Cash(a)(b)(c)		Stock Awards(d)		All Other Compensation		Total
Frances Aldrich Sevilla-Sacasa(e)	$170,996	(f)	$51,129	(g)	$0		$222,125
Matthew R. Bob	$163,371	(h)	$51,129		$0		$214,500
Barbara J. Faulkenberry	$150,996	(f)	$51,129		$0		$202,125
Michael L. Finch	$150,996	(f)	$51,129		$0		$202,125
L. Richard Flury	$249,996	(i)	$51,129		$0		$301,125
S. P. Johnson IV(e)	$170,996	(j)	$51,129	(g)	$4,816,175	(n)	$5,038,300
Larry D. McVay	$167,496	(k)	$51,129		$0		$218,625
Anthony J. Nocchiero	$167,496	(l)	$51,129		$0		$218,625
James M. Trimble	$163,371	(m)	$51,129		$0		$214,500
Steven A. Webster(e)	$170,996	(j)	$51,129		$0		$222,125
(a)Does not include reimbursement of expenses associated with attending Board and Committee meetings.
(b)The Board elected to receive a 17.5% reduction in annual retainer and fees related chairing a Board committee for 2020.
(c)Cash compensation for 2020 includes the director's annual retainer as well as cash paid in lieu of equity in the amount of $84,996 as a result of the decision by the Board to limit the issuance of shares to non-employee directors in 2020 due to the recent low trading prices of Callon.
(d)Amounts calculated utilizing the provisions of FASB ASC Topic 718. These amounts utilize a grant date fair value of $25.10 per share for the awards. The aggregate number of stock unit awards outstanding as of December 31, 2020 for each director is 2,037. These amounts reflect the 1-for-10 reverse stock split of common stock of the Company effective August 7, 2020.
(e)Mr. Johnson, Mr. Webster, and Ms. Aldrich Sevilla-Sacasa received a $20,000 cash payment in January 2020 for outstanding board fees owed by Carrizo. Mr. Johnson and Mr. Webster each elected to have his cash payment deferred pursuant to the terms of the Deferred Compensation Plan.
(f)Represents annual retainer of $66,000 and $84,996 in lieu of equity.
(g)Mr. Johnson and Ms. Aldrich Sevilla-Sacasa each elected to have their equity award deferred pursuant to the terms of the Deferred Compensation Plan.
(h)Represents annual retainer of $66,000, $84,996 in lieu of equity, and an additional $12,375 for acting as Chairman of the Compensation Committee.
(i)Represents annual retainer of $66,000, $84,996 in lieu of equity, and an additional $99,000 for acting as the non-executive Chairman of the Board.
(j)Represents annual retainer of $66,000 and $84,996 in lieu of equity. Mr. Johnson and Mr. Webster each elected to have his annual retainer deferred pursuant to the terms of the Deferred Compensation Plan.
(k)Represents annual retainer of $66,000, $84,996 in lieu of equity, and an additional $16,500 for acting as Chairman of the Strategic Planning and Reserves Committee.
(l)Represents annual retainer of $66,000, $84,996 in lieu of equity, and an additional $16,500 for acting as Chairman of the Audit Committee.
(m)Represents annual retainer of $66,000, $84,996 in lieu of equity, and an additional $12,375 for acting as Chairman of the N&ESG Committee.
(n)Pursuant to the terms of the Merger Agreement and the Carrizo Change in Control Severance Plan, in July 2020 the Company paid to Mr. Johnson $4,146,000 in severance benefits and a 2019 annual bonus of $670,175

22 CALLON PETROLEUM

CORPORATE GOVERNANCE
Director Independence
To minimize potential conflicts, it is a policy of the Board that a majority of the Board be independent. In accordance with the standards for companies listed on the New York Stock Exchange ("NYSE") and the rules and regulations promulgated by the SEC, as well as our Corporate Governance Guidelines, the Board considers a director to be independent if it has affirmatively determined that the director has no material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board revisits the independence of each director on an annual basis and makes independence determinations when a newly appointed director joins the Board between annual meetings. The Board reviewed the independence of its directors and nominees in accordance with the standards described above and affirmatively determined that each of the directors (other than Mr. Gatto) and nominees is independent.
Board Structure and Responsibilities
Governance Highlights
We are committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our shareholders, and helps build public trust in our Company. We adhere to our core values and governance principles to ensure that we operate our business responsibly, ethically, and in a manner aligned with the interests of our shareholders. Highlights of our commitment to strong corporate governance include the following:
• Ten of our eleven directors are independent. Joseph C. Gatto, Jr., our President and CEO, is the only non‑independent member of the Board.
• All Board committees are comprised entirely of independent directors.
• An independent, non-executive director serves as the Company’s Chairman of the Board.
• The Company encourages a paced refreshment of the Board. Five of the eleven directors have joined within the last five years.
• The Board includes a balance of experience, tenure, and qualifications in areas important to our business.
• We have an over-boarding policy in place for directors.
• The Board conducts regular executive sessions with our independent directors.
• We regularly refresh our governance documents.
• The Board and its committees conduct annual self-evaluations.
• We have adopted stringent insider trading, anti-hedging, and anti-pledging policies.
• We engage in active shareholder engagement practices.
• The Board oversees environmental, social and governance practices.
• The Board oversees succession planning for the CEO and executive officer positions.
• We engage an independent executive compensation consultant that reports directly to the Compensation Committee.
• The Company adopted Annual Say-On-Pay voting.
• The Compensation Committee has implemented significant director and executive officer stock ownership guidelines.
• We do not have employment agreements with any executive officers, with the exception of a legacy employment agreement with Gregory F. Conaway that was inherited by the Company as a result of the Carrizo Acquisition.
• We have double-trigger change in control provisions in our severance agreements and equity awards.
• We do not have a Poison Pill (Shareholder Rights Plan).

2021 PROXY STATEMENT      23

CORPORATE GOVERNANCE
General Information
The Board is responsible for determining the ultimate direction of our business strategy, overseeing our governance policies and culture and promoting the long-term interests of the Company. The Board possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our CEO and senior management. The Board generally fulfills its responsibilities through regular meetings to review significant developments affecting the Company and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board may also hold special meetings, execute written consents, and participate in telephonic conference calls when an important matter requires Board action. During 2020, faced with the challenges of COVID-19 and the related commodity price volatility the Board met formally 16 times. All of our directors attended at least 75% of Board and committee meetings either in person or by telephone during the time he or she served on the Board or committees. In addition, to promote open discussion, the non-employee directors meet in executive session without management regularly. L. Richard Flury, the Chairman of the Board, was selected to preside over all executive sessions during 2020. It is the policy of the Company that, to the extent possible, all directors attend the Company’s Annual Meetings of Shareholders. Each then-current member of the Board attended the Company's 2020 Annual Meeting of Shareholders.
The Board, in consultation with the N&ESG Committee, has determined that a classified board structure continues to be appropriate for us, particularly in an industry where a long-term strategic planning outlook is critical for the successful development of oil and natural gas resources through commodity price cycles. Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success.
Board Leadership Structure
One of the Board’s key responsibilities is determining the appropriate leadership structure for the Board, which helps ensure its effective and independent oversight of management on behalf of our shareholders. The Board believes that there is no one generally accepted approach to providing board leadership and given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant. Accordingly, the Board has no policy mandating the separation or combination of the roles of Chairman of the Board and CEO, but periodically discusses and considers the structure as circumstances change. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

Our Board Leadership Structure

Separate roles for the CEO and for the Chairman

Joseph C. Gatto, Jr.
Chief Executive Officer

L. Richard Flury
Chairman of the Board

The role of our Chairman is to oversee and ensure Board effectiveness. As Chairman, Mr. Flury has the following responsibilities:

- Establishes Board meeting agendas and ensures critical issues are included.
- Chairs meetings of the Board and the Annual Meeting of Shareholders.
- Regularly consults with and advises the CEO on strategy and execution.
- Ensures that the flow of information provided to the Board is timely, complete, and accurate.
- Communicates with all directors on key issues and concerns outside of Board meetings.
- Assists the Board and executive officers in assuring compliance with and implementation of our governance principles.

With a board currently comprised of eleven directors, of whom ten out of eleven are independent

24 CALLON PETROLEUM

CORPORATE GOVERNANCE
Currently, the Board has separated the roles of CEO and Chairman of the Board and appointed independent director Mr. Flury as Chairman of the Board and Mr. Gatto as CEO.
The Board is currently comprised of eleven directors, of whom ten are independent. Mr. Gatto, the Company’s President and CEO, serves as an executive member of the Board. Independent directors and management generally have different perspectives and roles in strategy development. Our independent directors have backgrounds in the oil and gas industry or other relevant experiences which complement the CEO’s comprehensive, company-specific perspective. As the officer having primary responsibility for managing our daily operations and identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. This dynamic effectively promotes the opportunity for a successful blend of our independent directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance.
Areas of Board Oversight
Board Risk Oversight
As an independent oil and gas company, we face a number of risks. Assessing and managing material risk is the responsibility of our management team, while the Board, as a whole and through its committees, generally oversees risk management and our long-term strategic direction, ensuring that risks undertaken by the Company are consistent with the Board’s risk tolerance. The Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitate this oversight function. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board related to risk management and any other matters. Other members of our management team periodically attend Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. The information flow and communication throughout the year between the Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of developing oil and natural gas assets. The Board realizes, however, that it is not possible or prudent to eliminate all risk and that appropriate risk-taking is essential in order to achieve our near and longer-term objectives.
While the Board is ultimately responsible for risk oversight, the Board exercises additional risk oversight responsibilities through its committees, which are comprised solely of independent directors. Each such committee has primary risk oversight responsibility with respect to matters within the scope of its duties as contemplated by its charter and as described below.
Standing Committees of the Board of Directors
The Board has four standing committees, each of which is comprised entirely of independent directors. Each committee, discussed below in greater detail, has a written charter that establishes the responsibilities and scope of the committee and its Chairman. Each committee charter was reviewed in 2020 and revised as deemed necessary by the Board.

BOARD OF DIRECTORS

The Audit Committee, among other duties, is charged with overseeing material risk exposures in the areas of financial reporting.
The N&ESG Committee focuses on issues relating to corporate governance, ESG matters, and Board committee composition. This Committee also assists the Board in fulfilling its oversight responsibilities with respect to succession planning for our directors and executive officers.

The Compensation Committee oversees the Company's compensation programs and reviews the potential risks that may result from our compensation policies to ensure they do not encourage unnecessary or excessive risk taking by management.
The Strategic Planning and Reserves Committee oversees the development and implementation of our strategic plan and the integrity of our reserve estimation reporting process.

2021 PROXY STATEMENT      25

CORPORATE GOVERNANCE
Committees of the Board

Callon Committees
Name and Independence	Audit	Compensation	Nominating and ESG	Strategic Planning and Reserves
Class I Directors (term expires in 2022)
Michael L. Finch Independent	○	○		○
S. P. Johnson IV Independent				○
Larry D. McVay Independent	○		○	●
Steven A. Webster Independent	○			○
Class II Directors (term expires in 2023)
Matthew R. Bob Independent		●	○	○
Anthony J. Nocchiero Independent	●	○		○
James M. Trimble Independent		○	●	○
Class III Directors (term expires in 2021)
Frances Aldrich Sevilla-Sacasa Independent			○	○
Barbara J. Faulkenberry Independent	○		○	○
L. Richard Flury Independent Chairman of the Board	○	○		○
Joseph C. Gatto, Jr. President and Chief Executive Officer
● Chairman ○ Member

26 CALLON PETROLEUM

CORPORATE GOVERNANCE

Audit Committee Anthony J. Nocchiero (Chairman and Financial Expert) Barbara J. Faulkenberry Michael L. Finch (Financial Expert) L. Richard Flury Larry D. McVay Steven A. Webster
PURPOSE
The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting, accounting integrity, compliance, and risk management.
MEETINGS IN 2020
Six meetings; all members attended at least 75% of Committee meetings during the time he or she served on the Committee.

RESPONSIBILITIES
Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:
•    Overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;
•    Overseeing our compliance with legal and regulatory requirements;
•    Selecting and hiring (subject to ratification by our shareholders) the independent public accounting firm;
•    Overseeing the qualifications, independence and performance of the independent auditor;
•    Overseeing the effectiveness and performance of our internal audit function;
•    Overseeing our internal controls regarding finance, accounting, legal compliance and ethics;
•    Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;
•    Assessing matters related to risk, risk controls and compliance, including the review and approval of hedging practices and policies;
•    Overseeing matters related to cybersecurity and the security of information technology systems, including management’s plans, programs and policies designed to mitigate cybersecurity risks and third party reports on the information technology control environment;
•    Producing the Audit Committee Report for inclusion in our annual proxy statement; and
•    Performing such other functions the Board may assign to the Audit Committee from time to time.
The Audit Committee oversees our accounting and auditing procedures and financial reporting practices, and is responsible for the engagement of and oversight of all audit work conducted by our independent registered public accounting firm. The Audit committee also oversees the periodic rotation of the lead audit partner from our independent registered public accounting firm, as required by SEC rules, and is directly involved in the selection of such partner. The Audit Committee meets at least quarterly with our executive and financial management teams, internal auditor and our independent registered public accounting firm to review our financial information and systems of internal controls. The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.
The Audit Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm exceeding $25,000. The Audit Committee approved all of the fees described in Proposal 3.
Relationship with Independent Registered Public Accounting Firm
Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Grant Thornton LLP has served as our independent registered public accounting firm since 2016. The Audit Committee evaluated and reaffirmed Grant Thornton LLP as our independent registered public accounting firm following the Carrizo Acquisition.
INDEPENDENCE
The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies.
2021 PROXY STATEMENT      27

CORPORATE GOVERNANCE

Compensation Committee Matthew R. Bob (Chairman) Michael L. Finch L. Richard Flury Anthony J. Nocchiero James M. Trimble
PURPOSE
The purpose of the Compensation Committee is to establish our compensation programs and oversee the alignment of our compensation with our business strategies.
MEETINGS IN 2020
Eleven meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, the Compensation Committee’s duties include the responsibility to assist the Board in:
• Evaluating the performance of and establishing the compensation of the CEO;
• Establishing, with input from the CEO, the compensation for our other executive officers;
• Establishing and reviewing our overall executive compensation philosophy and approving changes to our compensation program;
• Reviewing incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;
• Administering our long-term incentive plans;
• Reviewing and approving the CD&A for inclusion in our annual proxy statement;
• Reviewing and recommending to the Board compensation for non-employee directors;
• Retaining and overseeing compensation consultants, including the independence of the consultants;
• Reviewing and approving performance criteria and results for bonus and performance-based equity awards for executive officers and approving awards to those officers; and
• Performing such other functions as the Board may assign to the Compensation Committee from time to time.
The Committee retains the services of an independent compensation consultant to assist in the annual review of market and industry data to assess our competitive position with respect to each element of total compensation and to assist with the attraction and retention of, and appropriate reward to, our CEO and other executive officers. Pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest exist or have existed related to the Committee’s engagement of FW Cook or Meridian.
INDEPENDENCE
Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of the Board, as each member meets the independence requirements set by the NYSE and applicable federal securities laws.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
L. Richard Flury, Matthew R. Bob, Michael L. Finch, Anthony J. Nocchiero and James M. Trimble served on the Company’s Compensation Committee during fiscal year 2020. No member of our Compensation Committee is presently or has been an officer or employee of the Company. In addition, during the last fiscal year, no executive officer served as a member of the board or the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board) of any entity in which a Callon Board member is an executive officer.

28 CALLON PETROLEUM

CORPORATE GOVERNANCE

Nominating, Environmental, Social and Governance Committee James M. Trimble (Chairman) Frances Aldrich Sevilla-Sacasa Matthew R. Bob Barbara J. Faulkenberry Larry D. McVay
PURPOSE
The purpose of the N&ESG Committee is to oversee ESG matters; identify and recommend qualified candidates to the Board for nomination as members of the Board; assess director, Board and committee effectiveness; develop and implement our Corporate Governance Guidelines; oversee succession planning for executive officers; and otherwise take a leadership role in shaping the corporate governance of our Company.
MEETINGS IN 2020
Four meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, the N&ESG Committee’s duties include the responsibility to assist the Board in:
• Overseeing ESG policies, performance and disclosure, as well as developing recommendations for the Board on emerging issues related to our industry;
• Evaluating a set of specific criteria for Board membership and identifying individuals qualified to become Board members, recommending nominees for election at the next annual meeting of shareholders, reviewing the suitability for continued service as a director of each Board member, and filling any Board vacancies;
• Assessing the size and composition of the Board and its committees and recommending to the Board the members and chair for each Board committee;
• Overseeing and approving plans for Board continuity and succession;
• Advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices, including periodically reviewing the adequacy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;
• Overseeing the annual self-evaluation of the performance of the Board and its committees;
• Overseeing and approving plans for management continuity and succession;
• Recommending to the Board a successor to the CEO when a vacancy occurs;
• Reviewing directorships in other public companies held by or offered to directors or executive officers of the Company;
• Overseeing continuing education for the Board; and
• Performing other such functions as the Board may assign to the N&ESG Committee from time to time.
INDEPENDENCE
Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws.
2021 PROXY STATEMENT      29

CORPORATE GOVERNANCE

Strategic Planning and
Reserves Committee
Larry D. McVay (Chairman)
Frances Aldrich Sevilla-Sacasa
Matthew R. Bob
Barbara J. Faulkenberry
Michael L. Finch
L. Richard Flury
S. P. Johnson IV
Anthony J. Nocchiero
James M. Trimble
Steven A. Webster

PURPOSE
The purpose of the Strategic Planning and Reserves Committee is to manage and oversee the Board’s participation in the development of the Company’s strategic plan, and oversee the integrity of the determination of our oil and natural gas reserve estimates.
MEETINGS IN 2020
Five meetings; all members attended at least 75% of Committee meetings.

RESPONSIBILITIES
The Strategic Planning and Reserves Committee was created to oversee the responsibilities of the Board relating to strategic planning, including:
•Overseeing the Board’s participation in the development of a strategic plan and the consideration and assessment of strategic decisions;
•Monitoring management's implementation of the strategic plan, and advising the Board if additional Board action appears to be needed;
•Assuring that management is addressing the personnel requirements for the successful implementation of the strategic plan;
•Overseeing our reserve engineering reports and reserve engineering firm, including: (i) the integrity of our reserve reports, (ii) determinations regarding the qualifications and independence of our independent reserve engineering firm, and (iii) the performance of our independent reserve engineering firm; and
•Performing other such functions as the Board may assign to the Strategic Planning and Reserves Committee from time to time.
INDEPENDENCE
Each member of the Committee meets the independence requirements of the NYSE and applicable federal securities laws.

30 CALLON PETROLEUM

CORPORATE GOVERNANCE
Corporate Governance Matters
Corporate Governance Principles
The Board believes that sound corporate governance practices and policies provide an important framework to assist in fulfilling its duty to shareholders. The framework for our corporate governance can be found in our governance documents, which include:
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics; and
•Charters for the Audit, Compensation, N&ESG, and Strategic Planning and Reserves Committees.
In keeping with sound corporate governance practices, each of these documents is reviewed annually and is available on our website www.callon.com under the “About Callon - Governance” menu. Shareholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at our principal executive office in Houston, Texas. Any amendments to these documents are promptly posted on our website.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code”) sets forth the policies and expectations for Callon’s officers, employees and directors as well as consultants, representatives, agents, and contractors while acting on Callon’s behalf. The Code addresses a number of topics including conflicts of interest, compliance with laws, insider trading, prohibitions on discrimination and harassment, workplace safety and protection of the environment, and fair disclosure. In addition, the Code explicitly prohibits directors, officers and employees from engaging in hedging transactions in Callon stock. It also states that no corporate funds may be used for political contributions.
The Code meets the NYSE’s requirements for a code of business conduct and ethics and also includes a code of ethics applicable to our senior financial officers consistent with the requirements of the SEC. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code by promptly posting such information on our website. Concerns about potential violations of the Code can be anonymously reported to our ethics helpline by calling 1-844-471-7637 or accessing the following website: callon.ethicspoint.com.
Environmental, Social and Governance
Callon’s mission is to build trust, create value and drive sustainable growth responsibly for our investors, our employees and the communities in which we operate. Consistent with this mission, the Board oversees the Company’s ESG programs with a focus on long-term, sustainable investments in our operations, team member development, and protecting the environment in the best interests of all of our stakeholders. The Board regularly addresses the Company’s efforts to continuously improve outcomes regarding workplace safety, environmental impact, team member diversity and workforce development. As described in more detail above beginning on page 10, the Board is also committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our shareholders, and helps build public trust in our Company.
Communication with Directors
Shareholders or other interested parties who wish to communicate with the full Board, independent directors as a group, or individual directors, may do so by sending a letter in care of the Corporate Secretary to our principal executive office located at 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042. Our Corporate Secretary has the authority to discard any solicitations, job inquiries, advertisements, surveys or other inappropriate communications, but will forward any other mail to the named director or group of directors. Our Corporate Secretary will forward approved mail addressed to the full Board to the Chairman of the Board who, if appropriate, will share the item with the full Board.

2021 PROXY STATEMENT      31

CORPORATE GOVERNANCE
Board Evaluations
The N&ESG Committee, in consultation with the Chairman of the Board, annually leads the performance review of the Board and its committees. The self-evaluation process seeks to obtain each director’s assessment of the effectiveness of the Board, the committees and their leadership, Board and committee composition, and Board and management dynamics. In 2020, the Board engaged an independent third-party advisor to conduct the annual Board evaluation process. Each director, as well as select members of management, was interviewed by the advisor and also completed a survey about the Board and the committees on which the director served. The results were discussed by the full Board and within each committee.
Director Education
The Company sponsors an ongoing director education program that assists Board members in fulfilling their responsibilities. Training commences with an orientation program when a new director joins the Board. Ongoing education is provided through written materials, presentations in Board meetings, and training outside the boardroom. All Callon directors are members of the National Association of Corporate Directors and are provided an annual training allowance to pursue relevant director education programs.

32 CALLON PETROLEUM

EXECUTIVE OFFICERS
Executive Officer Biographies

Joseph C. Gatto, Jr.
President, Chief Executive Officer and Director
Joseph C. Gatto, Jr. has served the Company as Chief Executive Officer since May 2017 and as a Director since May 2018. Mr. Gatto joined the Company in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities. Effective March 31, 2014, Mr. Gatto was appointed Chief Financial Officer and Treasurer of the Company and in August 2016 was promoted to President while retaining the roles of Chief Financial Officer and Treasurer. In May 2017 he was promoted to Chief Executive Officer while retaining the role as President. Mr. Gatto was elected as a member of the Board of Directors in May 2018. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto currently serves on the board of directors for the Independent Petroleum Association of America and as a member of the Contemporary Arts Museum Houston Board of Trustees. Mr. Gatto graduated from Cornell University with a B.S. degree and The Wharton School of the University of Pennsylvania with an M.B.A.

James P. Ulm, II
Senior Vice President and Chief Financial Officer
James P. Ulm, II has served the Company as Senior Vice President and Chief Financial Officer since December 2017. Prior to joining Callon in December 2017, Mr. Ulm was Founder and Managing Partner of NewVista Energy Partners, a private E&P company focused on emerging resource plays in the Permian and Anadarko Basins, from 2015 to 2017. Previously, he served as Senior Vice President and Chief Financial Officer for three private companies from 2008 to 2015 where he was responsible for financial and accounting management, capital formation, and corporate strategy. Prior to these roles, Mr. Ulm served from 1999 to 2008 as Senior Vice President and Chief Financial Officer for Pogo Producing Company, a publicly-traded oil and gas company which had meaningful operations in the Permian Basin. From 1995 to 1999, he was the Treasurer for Newfield Exploration Company. Earlier in his career, he held finance and accounting leadership roles with American Exploration Company and Tenneco Oil Company. Mr. Ulm has more than 30 years of experience in the energy industry with responsibilities including finance, accounting, strategic planning, M&A, business development and risk management. Mr. Ulm holds an M.B.A. and an undergraduate degree in Accounting, both from the University of Texas at Austin.
On March 16, 2021, the Company announced that, due to personal and health reasons, Mr. Ulm will retire in May 2021. The Company has commenced a search for a successor to Mr. Ulm, who will continue in an advisory role to the Company after his retirement to assist with the transition of the new CFO.

Jeffrey S. Balmer
Senior Vice President and Chief Operating Officer
Dr. Jeffrey S. Balmer served the Company as Senior Vice President and Chief Operating Officer since November 2018. Dr. Balmer has over 30 years of operations and subsurface leadership experience in the energy industry. Prior to joining Callon in November 2018, his most recent role was Vice President and General Manager, Southern Operating Area, for Encana Corporation with responsibility for all of Encana’s upstream operations in the Permian Basin from 2015 to 2018. After joining Encana in 2008, he held various leadership roles including Vice President and General Manager, Western Operating Area, managing operations in the Eagle Ford, DJ, San Juan, Piceance and Wind River Basins, and Vice President, Emerging Plays. Prior to joining Encana, Dr. Balmer served in a variety of technical and operations leadership roles, including positions with ConocoPhillips, Burlington Resources and ExxonMobil Corporation. Dr. Balmer is a member of the board of directors of the Permian Basin Petroleum Association. He holds B.S. and Ph.D. degrees in Petroleum Engineering, in addition to an M.S. in Environmental and Planning Engineering, from Missouri University of Science and Technology (formerly University of Missouri – Rolla).
2021 PROXY STATEMENT      33

EXECUTIVE OFFICERS

Michol L. Ecklund
Senior Vice President, General Counsel and Corporate Secretary
Michol L. Ecklund has served the Company as Senior Vice President, General Counsel and Corporate Secretary since February 2019 and as Vice President, General Counsel and Corporate Secretary from November 2017 to February 2019. Prior to joining Callon in November 2017, Ms. Ecklund was Deputy General Counsel for Operations & Commercial Law at Marathon Oil Company from October 2014 to October 2017, where she oversaw the legal team for global operations and acquisitions and divestitures as well as corporate communications. During her 15 years at Marathon Oil, Ms. Ecklund served in progressive positions within and outside the Law Organization including compliance, litigation, human resources, investor relations, corporate communications and tax. Prior to Marathon Oil, she practiced law at Baker Botts LLP in Houston. Ms. Ecklund currently serves as a member of the Rice University Board of Trustees, a director of The Woman's Hospital of Texas, and a director of the World Affairs Council of Houston. Ms. Ecklund received a B.A. degree from Rice University and a J.D. degree from Harvard Law School.

Gregory F. Conaway
Vice President and Chief Accounting Officer
Gregory F. Conaway has served the Company as Vice President and Chief Accounting Officer since he joined Callon in December 2019. Prior to joining Callon, Mr. Conaway served as Vice President and Chief Accounting Officer of Carrizo from 2014 to December 2019, when Carrizo merged with the Company, as Controller of Financial Reporting from 2012 to 2014 and Assistant Controller from 2011 to 2012. Prior to that, Mr. Conaway worked for Ernst & Young, holding positions of increasing responsibility, including senior manager. Mr. Conaway began his career with Arthur Andersen in 1998. Mr. Conaway is a member of the American Institute of CPAs and the Texas Society of CPAs, and is a board member of Faith West Academy Athletic Booster Club. Mr. Conaway is a CPA and holds an M.B.A. and a B.B.A. in Accounting from Angelo State University.

34 CALLON PETROLEUM

Proposal 2 Approve, on an Advisory Basis, the Compensation of the Company’s NEOs
The Board recommends a vote FOR the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement.
• Provides performance-based and market-aligned pay opportunities that are intended to foster alignment, engagement, and retention of key talent to drive Company performance and long-term shareholder value.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the related rules of the SEC, we are including in this Proxy Statement a separate proposal, which gives our shareholders the opportunity to approve the compensation of our NEOs by voting “FOR” or “AGAINST” the resolution below (commonly referred to as “Say-on-Pay”) on an annual basis. While the Board and the Compensation Committee intend to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
The Board recognizes that executive compensation is an important matter for our shareholders. The Compensation Committee is tasked with the implementation of our executive compensation philosophy and, as described in detail in the CD&A below, the design of our executive compensation programs. Our executive compensation program is designed to attract, motivate and retain a qualified executive management team and to appropriately reward our executive officers for their contributions to the achievement of our short-term and long-term business goals and the creation and enhancement of shareholder value.
As described in the CD&A, we believe our compensation program is effective, appropriate and aligned with the long-term interests of our shareholders and that the total compensation package provided to the NEOs is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A for a full description of our 2020 executive compensation program and recently-adopted leading-edge 2021 program. Further, in determining whether to approve this proposal, we believe that shareholders should also consider the following:
• Performance-based compensation. Our executive compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. By design, a significant portion of our NEO compensation is performance-based, with variable pay comprising 83% percent of compensation opportunity for our CEO. Please review the CD&A for more information on how our 2020 compensation was linked to Company performance.
• Pay practices reflect individual and market factors. The Compensation Committee considers the skills, experience and performance of each of our NEOs as well as competitive market data in setting annual compensation opportunities, and directs our independent compensation consultant to provide benchmarking data which serves as one of the considerations of compensation decisions.
• “Double trigger” severance agreements with fixed term. Change in control severance compensation agreements (CIC Agreement) with our executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.
• Stock ownership guidelines. Each of the NEOs has been granted equity to provide the officer a stake in our long-term success. The purpose of the ownership requirement is to further our goal of increasing shareholder value by aligning the interests of our NEOs with those of our long-term shareholders.
• Clawback Policy. The Compensation Committee has adopted a comprehensive clawback policy (the "Clawback Policy") that establishes conditions under which the Committee may recoup previously-paid compensation in event of error, misconduct, or certain other circumstances.
• Hedging policy. Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities and from engaging in short sales of our securities. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.
2021 PROXY STATEMENT      35

PROPOSAL 2
In light of the above and as more fully described in the CD&A, we believe that the compensation of our NEOs for 2020 was appropriate and reasonable and that our compensation programs and practices are sound and in the best interests of the Company and our shareholders. We therefore respectfully request that shareholders vote on the following resolution:
“RESOLVED, that the compensation paid to Callon’s NEOs, as disclosed in Callon’s 2021 Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures) is hereby approved.”
The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and our compensation-related policies and practices as described in this Proxy Statement. As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Company, the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. The outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements. For a review of the results of the previous year's vote, which reflects overwhelming validation from our shareholders of our pay philosophy and approach, please see the “Role of Annual Say-on-Pay Advisory Vote” on page 41.
Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved with the affirmative vote of the majority of the votes present and entitled to vote on the proposal at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect of a vote cast against the proposal. Broker non-votes will not be counted as shares present and entitled to vote, and so will have no effect upon the outcome of the vote.

The Board recommends a vote FOR the compensation paid to the Company’s named executive officers.

36 CALLON PETROLEUM

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Unprecedented 2020 Impact on Oil and Gas Industry
What Happened
The challenges that the oil and gas industry faced in 2020 were unprecedented due in part to the worldwide outbreak of COVID-19 that resulted in a dramatic drop in demand for oil and natural gas. At the same time, the decision by Saudi Arabia in March 2020 to drastically reduce export prices and increase oil production followed by curtailment agreements among OPEC and other producing countries such as Russia, further increased uncertainty and volatility around global oil supply/demand dynamics. The combination of excess supply and drastically reduced demand resulted in a precipitous decline in commodity prices.
The drop in commodity prices had a negative impact on Callon and its peers in 2020:
•Average total shareholder return for Callon and its peer group was -44%
•Oil and gas revenue declined by 35% on average for Callon and its peers, reflecting the ~30% drop in average crude prices year over year
•Two of the companies in the peer group filed for bankruptcy (Oasis Petroleum and Whiting Petroleum)
Our Decisive Response – 2020 & Beyond
To combat these macro industry conditions, the Board and management team took decisive steps to strategically reposition the Company in 2020 while integrating the Carrizo acquisition that closed in December 2019 (the "Carrizo Acquisition"). In connection with its strategic repositioning, the Company took action to recalibrate pay in 2020 and undertook a holistic evaluation of its executive compensation programs for 2021 and beyond to realign with investor priorities and the long-term industry outlook. These actions allowed the Company to navigate a challenging industry environment and positioned the Company for success as illustrated by our March 17, 2021, closing stock price of $39.05, which is nearly 300% higher than the stock price at year end 2020 and over a 1,000% higher than the March 2020 low of $3.80.

Key Strategic Actions	Compensation Actions to Support Strategy
Integration of Carrizo Acquisition	Aligned Compensation with Synergy Capture
•Achieved sustainable capital efficiency gains from scaled operations •Exceeded targeted annual run rate synergies of $125MM	•Adopted 2020 annual bonus framework that tied 20% of payouts to merger synergies and a portion of the qualitative component to merger integration
Reduced Spending to Maintain Commitment to Free Cash Flow Generation	Temporarily Reduced 2020 Compensation
•Reduced 2020 operational capital program by over 50% versus original plan •Captured ~$30 million in annual LOE run rate savings •Reduced cash G&A costs by 60% year-over-year	•Lowered Board of Director compensation by 17.5% •Lowered base salaries by 20% for CEO, 15% for SVPs and 10% for VPs

2021 PROXY STATEMENT      37

EXECUTIVE COMPENSATION

Strategically Repositioned the Company for Future Success	Aligned 2020 Pay Program with Evolving Priorities
•Generated over $120 million of free cash flow in the last three quarters of 2020
•Improved liquidity in 3Q 2020 with issuance of $300 million of 2nd lien notes
•Reduced absolute debt by >10% from March 2020 via a senior notes exchange and $170 million in asset monetizations

•Evolved 2020 annual bonus framework to align with investor priorities of returns, leverage and free cash flow and increased quantitative weighting to 80%
•Exercised downward discretion for 2020 bonus payouts in recognition of stock price performance
•Added an absolute total shareholder return (“TSR”) multiplier to long-term performance share units that reduces payouts if annualized TSR is less than 5%
•Adopted a cash-based transition incentive retention program derived from positive free cash flow to help retain executives critical to our strategic repositioning by serving as a bridge between our existing incentive program and new design in 2021

Adopted Leading-Edge Incentive Compensation Program in Support of Go-Forward Business Objectives

•Developed a new executive compensation program beginning in 2021 that supports our strategic repositioning and aligns with investor priorities
•Adopted a new annual bonus framework that prioritizes financial performance and ESG initiatives, eliminates traditional operational metrics, and caps payouts at target in the event of negative absolute TSR
•Implemented a new long-term incentive ("LTI") program that maintains a 60% weighting on performance-based LTI with performance units tied to free cash flow and return on capital employed ("ROCE") performance
•Reduced target LTI values by 17.5% for CEO and an average of >10% for other NEOs compared to 2020 grant values

Building on Strong Foundation for Continuous Improvement in ESG Initiatives	Enhanced Compensation Alignment with ESG Performance
•Reduced flaring volumes by 40% and GHG emissions >20% year-over-year
•Achieved 2nd consecutive company record for annual TRIR safety performance
•Continued diversity focus with 36% minority employees
•Issued first comprehensive, SASB-aligned sustainability report
•Established long-term GHG and flaring reduction targets

•Embedded ESG goals related to flaring, safety, environment, diversity, and team development in 2020 annual bonus framework
•Adopted ESG metrics for 2021 annual bonus framework with 15% quantitative weighting plus qualitative component tied to sustained progress towards GHG reduction targets

2021 Incentive Compensation Program Supports Go-Forward Business Objectives
Following a comprehensive review of its compensation structure, in the first quarter of 2021 the Company adopted a leading-edge compensation program to align with investor priorities and drive sustainable results. The 2021 program includes reductions to target pay levels for executives and directors:
•The target LTI value for the CEO was reduced by 17.5%, which lowered his total target compensation by 12.5%
•The target LTI value for the other NEOs was reduced by an average of more than 10%
•Annual compensation for directors was reduced by 12.5%
Within the refreshed program, the Compensation Committee (referred to in this section as “the Committee”) implemented a mix of incentive metrics aligned with emerging investor priorities for the energy industry across the annual and long-term frameworks as follows:

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Investor Priorities
	Debt Reduction	Cash Flow	Returns	Stock Performance	ESG
Annual Cash Bonus Incentive (1 year performance)	Net Debt / EBITDA	Total Corporate Cash Margin	Cash Return On Capital Invested	TSR vs XOP(i) peers Absolute TSR (cap @ target if negative)	Flaring Safety Spills Progress on 5-yr Emissions Target
LTIP (3 year performance)		Free Cash Flow (performance unit metric)	ROCE (performance unit metric)	Restricted Stock Units
Sustainability Implications (linkage of short-term program to long-term goals and incentives to drive sustainability)	Financial strength for durability through commodity price volatility	Revenue and cost management to support near-term cash flow; Prudent capital allocation and reinvestment rate decisions to drive sustainable FCF over time	Transition from cash-based returns excluding DD&A (CROCI) to more earnings / profitability-based metric (ROCE) over time	Highlight imperative to compete for investor mindshare in an industry with varying capital deployment	Our license to operate and sustain investor, stakeholder and employee support in the near and long-term
(i)    Relative TSR performance will be determined relative to the companies in the S&P Oil & Gas Exploration & Production Select Industry Index (“XOP”) at the beginning of the year. Net Debt to Adjusted EBITDA is calculated as the sum of total long-term debt less unrestricted cash and cash equivalents, divided by the Company’s Adjusted EBITDA inclusive of annualized pro forma results from its acquisitions and divestitures completed over the last twelve-month period. See Appendix A for a reconciliation of non-GAAP financial measures.
The table below outlines the 2021 annual incentive compensation framework, which accomplishes the following objectives:
•Focus on pay-for-performance by maintaining 80% weighting on quantitative metrics
•Prioritize financial performance by increasing the financial metric weighting to 65% and eliminating traditional operational metrics
•Demonstrate our ESG value proposition by introducing a quantitative ESG category (weighted 15%) focused on flaring, safety, and spills; other key ESG focus areas such as GHG emission targets and diversity and development initiatives will be assessed under the qualitative component of the program
•Align incentive plan payouts with the shareholder experience by including a relative TSR comparison to a broader energy index (XOP) and capping bonus payouts at target if absolute TSR is negative for the year

2021 Annual Incentive Compensation Framework
Financial	65%
Net Debt / EBITDA	20%
Cash Return on Capital Invested	20%
Total Corporate Cash Margin	15%
TSR vs. XOP Peers	10%
ESG	15%
Environmental - Flaring Intensity (volumes flared / gas produced)	5%
Safety - TRIR	5%
Environmental - Spill Rate	5%
Qualitative	20%
The Committee established qualitative objectives for management in 2021 related to progress on long-term GHG emissions targets, diversity and team development initiatives, inventory delineation, ongoing evaluation of strategy, and management of unforeseen challenges.
Our 2021 long-term incentive program was designed to accomplish the following objectives:
•Focus on pay-for-performance by maintaining 60% weighting on performance-based LTI
•Align compensation with company strategy and shareholder priorities of free cash flow and ROCE
•Manage equity dilution by delivering a portion of the long-term incentive program in cash
•Provide direct alignment with shareholders by providing a portion of the program in Restricted Stock Units

2021 PROXY STATEMENT      39

EXECUTIVE COMPENSATION
Our 2021 long-term incentive program incorporates two elements:
•Cash Performance Units (weighted 60% of the LTI vehicle mix): These awards will vest at the end of the three-year performance period. The value of the awards will range from 0-200% of target and will be determined by (i) our adjusted free cash flow performance over three, one-year performance periods relative to goals established by the Committee and (ii) a cap on the final payout opportunity will be capped based on our three-year average ROCE performance including a maximum payout of 75% of target if three-year ROCE is less than 10 percent
•Restricted Stock Units (weighted 40% of the LTI vehicle mix): These awards will vest ratably over three-years
Executive Pay Aligned with Shareholders
Realizable Compensation Demonstrates Alignment Between Pay and Performance
The Committee designs our compensation programs to reward our CEO and other NEOs for delivering results consistent with the Company’s long-term strategic objectives and to align their interests with those of our shareholders. To do so, the Committee has adopted programs that are heavily weighted to “at risk” compensation delivered through annual cash incentives and long-term incentive awards. As a result of this philosophy, the compensation outcomes for our NEOs were meaningfully impacted by the challenges faced by the oil and gas industry and our shareholders in 2020, As shown below, our CEO's realized and realizable compensation at year-end 2020 reflected the Company’s share price performance:

2020 CPE Share Price	73% Less
CEO Target Pay vs. Realizable Pay(i) (2020)	56% Less
CEO PSUs: Target Value vs. Realized Value (2018 – 2020)	95% Less
(i)2020 CEO realizable pay includes (i) actual amounts received for salary, 2020 annual bonus, and third and fourth quarter 2020 transition cash incentive program, and (ii) the value as of December 31, 2020, of RSUs and PSUs granted in 2020 based on the closing price of $13.16 per share of our common stock on the last trading day of 2020, a relative TSR modifier of 0.36 and an absolute TSR modifier of 0.50.
Strong Compensation Governance
We believe our compensation program incorporates many sound practices, including the following:

What We Do	What We Don’t Do

• Substantial focus on performance-based pay
• Strong alignment with shareholder priorities through significant weighting on long-term incentives
• Review of peer group benchmarks when establishing compensation
• Robust stock ownership guidelines for our NEOs and directors
• Clawback policy applies in the event of error, fraud or misconduct
• Double-trigger change in control severance for both cash severance and equity vesting
• NO hedging or pledging of our stock • NO employment agreements* • NO excessive benefits or perquisites • NO single trigger change in control benefits
*    Callon assumed an employment agreement with Mr. Conaway, our Vice President and Chief Accounting Officer, as a result of the Carrizo Acquisition. See “Employment Agreements, Termination of Employment and Change in Control Arrangements” on page 59.

40 CALLON PETROLEUM

EXECUTIVE COMPENSATION
Role of Annual Say-on-Pay Advisory Vote

We have historically received strong support from our shareholders for our executive compensation practices. In the advisory vote held at the Company's 2020 Annual Meeting of Shareholders, approximately 93% of the votes cast were in favor of our 2019 executive compensation programs. The Committee acknowledged the support received from our shareholders and viewed the results as an affirmation of our existing executive compensation policies and programs. The Committee will continue to review shareholder votes and feedback on our executive compensation programs to ensure alignment with shareholder interests.
Approximately 93% of the votes were cast in favor of our 2019 executive compensation programs
Executive Compensation Philosophy
Our executive compensation program is designed to achieve the following objectives:
•Emphasize pay for performance, in which Company and individual performance against preset goals are inherently linked to the amount realized by an NEO;
•Attract and retain a qualified and motivated management team by offering industry competitive opportunities and providing the majority of NEO compensation in the form of long-term incentives that vest over a three-year period;
•Incentivize NEOs and appropriately reward them for their contributions to the achievement of our key short-term and long-term strategic objectives with variable compensation; and
•Align the compensation of our NEOs with the interests of our long-term shareholders by providing 60% of the LTI mix in the form of performance-based incentives and 40% in the form of restricted stock units.
Executive Pay Program and Decisions
2020 Named Executive Officers
Our named executive officers (“NEOs”) include the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving in such capacity at the end of 2020. Our NEOs for 2020 were:

NEO	Age	Title
Joseph C. Gatto, Jr.	50	President, Chief Executive Officer and Director
James P. Ulm, II(i)	58	Senior Vice President and Chief Financial Officer
Jeffrey S. Balmer	56	Senior Vice President and Chief Operating Officer
Michol L. Ecklund	46	Senior Vice President, General Counsel and Corporate Secretary
Gregory F. Conaway	45	Vice President and Chief Accounting Officer
(i) On March 16, 2021, the Company announced that, due to personal and health reasons, Mr. Ulm has elected to retire in May 2021. The Company has commenced a search for a successor to Mr. Ulm, who will continue in an advisory role to the Company after his retirement to assist with the transition of the new CFO.
Incentive-Based 2020 Compensation Program
In the first quarter of 2020 prior to the global outbreak of COVID-19, the Committee established the 2020 executive compensation program, including target pay levels and performance metrics. The program was heavily weighted to incentive-based compensation for the NEOs, including Mr. Gatto as follows:
2021 PROXY STATEMENT      41

EXECUTIVE COMPENSATION
Base Salaries
We provide all of our employees, including the NEOs, with an annual base salary that is reflective of individual skills, experience and expertise to compensate them for their service throughout the year. The Committee evaluates our NEOs’ salaries and other components of their compensation to ensure that the NEOs’ total compensation is competitive relative to market practices and is consistent with the Committee’s compensation philosophy.
In January 2020, the Committee established base salaries for each of the NEOs as set forth in the table below. With the input of the independent compensation consultant, the Committee approved these salary increases to reflect the increased scope of responsibility for each of the NEOs following the Carrizo Acquisition and market data for the revised peer group.
Pay Reductions in Response to COVID-19
In April 2020 our NEOs volunteered to have their base salaries reduced due to the challenging industry conditions. Our CEO's annual base salary was reduced by 20% and our senior vice presidents' and vice presidents' annual base salaries were reduced by 15% and 10%, respectively. As macro conditions improved, the Committee approved the reinstatement of the NEOs’ base salaries effective in July for vice presidents and in October for the CEO and senior vice presidents.

NEO	2019 Base Salary	2020 Base Salary	Actual 2020 Base Salary Received
Joseph C. Gatto, Jr.	$825,000	$865,000	$773,885
James P. Ulm, II	$465,000	$500,000	$458,462
Jeffrey S. Balmer	$450,000	$510,000	$464,827
Michol L. Ecklund	$400,000	$430,000	$394,289
Gregory F. Conaway	$282,000	$295,000	$286,125
Performance-Based Annual Cash Bonus Incentive
Each year, the Committee establishes an annual incentive bonus program that is designed to align NEO compensation with the annual business plan and strategic priorities. In January 2020, the Committee set annual bonus target award opportunities for each NEO as a percentage of the NEO’s annual base salary as follows:

NEO	2019 Target Bonus Opportunity (% of Base Salary)	2020 Target Bonus Opportunity (% of Base Salary)
Joseph C. Gatto, Jr.	110%	115%
James P. Ulm, II	90%	95%
Jeffrey S. Balmer	85%	95%
Michol L. Ecklund	80%	90%
Gregory F. Conaway	70%	70%
The Committee approved increased bonus targets for the CEO and senior vice presidents for 2020 after considering competitive market analysis for the new peer group of larger companies adopted following the Carrizo Acquisition and to enhance retention of the senior leadership team. Actual awards can range from 0 - 200% of target based on the achievement of pre-established performance metrics as described below.

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2020 Annual Bonus Metrics
In early 2020, prior to the global outbreak of the COVID-19 pandemic, the Committee established the framework for the annual cash bonus incentive program, including increasing the quantitative weighting to 80%. The objectives were designed to align with achievement of the financial, operational and strategic priorities of the Company for 2020, including capture of the synergies identified in the Carrizo Acquisition, as follows:

	Objective	Description	Weighting
Quantitative Objectives (60%)	Net Debt/Adjusted EBITDA(i)	Measure of our ability to cover our debt, which is impacted by cash flow, and ensures focus on a strong balance sheet	15%
	Cash Return on Capital Invested(ii)	Measure of total corporate returns on capital	15%
	LOE+GP&T/Boe	Measure of critical cash margin components that are controlled by management	10%
	Oil Production	Key component in our ability to deliver cash flow and returns on capital investment	10%
	Proved Developed F&D/BOE(iii)	Measure of capital efficiency for annual proved developed reserve base additions	10%
Carrizo Transaction Synergies (20%)	G&A Synergies	Measure of cash G&A savings relative to 2019 pro forma spend	10%
	Operations Synergies	Captures achievement of scale efficiencies by measuring reductions in Delaware Basin DC&E spend per 1,000’ lateral	10%
Qualitative Objectives (20%)	ESG, Integration, Strategy, Other Key Objectives	Measure of our success relative to key objectives tied to ESG performance, merger integration, execution of strategic objectives, and other key organizational mandates	20%
(i)    Net Debt to Adjusted EBITDA is calculated as the sum of total long-term debt less unrestricted cash and cash equivalents, divided by the Company’s Adjusted EBITDA inclusive of annualized pro forma results from its acquisitions and divestitures completed over the last twelve-month period. See Appendix A for a reconciliation of non-GAAP financial measures.
(ii)    Cash Return on Invested Capital is defined as (GAAP cash flow from operations + after tax interest expense) / (average total debt + average stockholders’ equity).
(iii)    Proved Developed F&D/BOE cost is defined as exploration and development costs, divided by the sum of reserves associated with transfers from proved undeveloped reserves during 2020 including any associated revisions except pricing revisions, and extensions and discoveries placed on production during 2020.
Following the global outbreak of COVID-19, the Company adopted a revised development plan that reduced the 2020 operational capital program by over 50% versus original plan. To align with this shift in priorities and revised business plan, during the third quarter the Committee adopted a revised discretionary annual incentive plan framework that included quantitative metrics for synergy attainment, free cash flow, LOE, safety and environmental performance.
2020 Performance Results
After the close of the 2020 calendar year, the Committee assessed the Company’s and the NEOs’ annual performance overall and relative to the frameworks established for the annual incentive compensation program. The Committee chose to adhere to the more rigorous, pre-COVID-19 performance framework even though the Company’s performance was significantly impacted by the unprecedented global oil supply/demand dynamics of the pandemic to better align with shareholder outcomes. If the Committee had chosen to reflect the revised, discretionary framework adopted in the third quarter, quantitative performance would have exceeded 120% of target. Results relative to the original 2020 performance framework are set forth below.
2021 PROXY STATEMENT      43

EXECUTIVE COMPENSATION

Quantitative Objective	Weighting	Threshold (50%)	Target (100%)	Max (200%)	Actuals	Weighted Contribution
Net Debt/Adjusted EBITDA	15%	2.8x	2.5x	2.2x	4.2x	0%
Cash Return on Cash Invested	15%	17.0%	18.5%	20.0%	13.5%	0%
LOE+GP&T/Boe	10%	$7.50	$6.50	$5.75	$7.30	6%
Oil Production	10%	75,000	77,500	79,500	64,325	0%
Proved Developed F&D/BOE	10%	$15.00	$13.50	$12.00	$10.78	20%
G&A Synergies Cash G&A Savings	10%	$35.0	$40.0	$45.0	$74.2	20%
Operational Synergies DC&E in DE Basin/1,000'	10%	$995	$950	$885	$825.0	20%
Qualitative/Discretionary	20%	—	—	—		4%/9% CEO/NEOs
Total	100%	—	—	—		70%/75% CEO/NEOs
When determining the weighted contribution for the discretionary component of the program, the Committee considered the Company’s and management’s overall performance for 2020. The Committee believes that the management team performed well during the challenging industry environment of 2020 and met or exceeded expectations relative to the qualitative performance factors set forth in the table below. The Committee also commended the management team’s efforts to evaluate and execute financial alternatives during the COVID-19 crisis, which ultimately led to the notes issuance, debt exchange and asset sale transactions that bolstered Callon’s financial position in the third and fourth quarters of 2020.
The Committee also believes that annual bonuses should reflect, in part, share price performance for the year. This belief was reflected through qualitative discretion in 2020 and is being codified as a quantitative element in the redesigned 2021 program. Given the Company’s negative share price performance in 2020, the Committee elected to reduce the funding of the qualitative portion of the program to only 20% of target for the CEO (4% weighted contribution) and 45% of target (9% weighted contribution) for the other NEOs. The Committee’s decision to reduce the qualitative weighting for the CEO reflects a larger discretionary reduction for the CEO for greater alignment with shareholders.

Qualitative Factors	2020 Achievements
Environmental, Social, and Governance
• 40% reduction in flared volumes
• Achieved the Company's best safety performance on record for a second straight year, reducing the total recordable incident rate by 10%
• 66% reduction in total spill volumes
• Published inaugural SASB-aligned sustainability report

Strategic Initiatives
• On track to deliver medium-term adjusted FCF in line with public CRZO acquisition targets
• ~$170MM of credit-enhancing divestitures despite challenging A&D market
• Adherence to “life of field development” to preserve value of inventory

Integration & Development
• Assimilated team into cohesive culture within a remote work environment
• Named a “Top Workplace” by Houston Chronicle for 4th year in a row
• Harmonized compensation programs and continued expansion of succession planning initiatives

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EXECUTIVE COMPENSATION
2020 Annual Incentive Compensation Payouts
Based on the Committee’s assessment of 2020 performance relative to the pre-established annual bonus programs as described above, the Committee awarded 2020 annual incentive compensation payouts of 70% of target for the CEO and 75% of target for the other NEOs, which were below the funding level for the annual bonus pool for non-officers for 2020. Bonuses were calculated based on the actual amount of salary received by each officer in 2020 to reflect the temporary salary reductions as set forth above.

NEO	Payout as a % of Target	2020 Annual Bonus
Joseph C. Gatto, Jr.	70%	$622,977
James P. Ulm, II	75%	$326,654
Jeffrey S. Balmer	75%	$331,189
Michol L. Ecklund	75%	$266,145
Gregory F. Conaway	75%	$150,216
Annual Award of Long-Term Incentives
Our executive compensation program is heavily weighted to long-term incentives, which reward our NEOs for delivering results consistent with the Company’s long-term strategic objectives and align their interests with those of our shareholders. For 2020, the Committee awarded long-term incentives via the following vehicles:

LTI Vehicle	Weighting	Objective
Time-Based RSUs (3-year Ratable Vest)	40%	• Create direct alignment with shareholder interests • Provide direct retention incentives for our executives
Performance Share Units (3-year Cliff Vest)	60%	• Reward for absolute shareholder return and shareholder return relative to other oil and gas companies
For the grant of LTI awards to executive officers, the Committee considers market analysis and the advice of the independent compensation consultant to determine the program design and target award amounts. In 2020, the Committee adjusted target long-term incentive values for the NEOs to reflect market competitiveness relative to the post-Carrizo Acquisition peer group; a continued shift in the mix of total compensation towards long-term awards; appropriate retention incentives especially for shorter-tenured executives; and personal and Company performance.
The following table sets forth the target LTI value for each NEO and the number of RSUs and target PSUs awarded to the executive officers in January 2020. The Committee uses the 20-day average closing price of Callon stock as of the grant date to determine the number of RSUs and PSUs granted.

NEO	Target Value $(a)	RSUs Payable in Common Stock(b)	PSUs Payable in 50% Stock and 50% cash(c)
Joseph C. Gatto, Jr.	$4,697,000	48,799	73,200
James P. Ulm, II	$2,125,000	22,078	33,118
Jeffrey S. Balmer	$2,219,000	23,049	34,574
Michol L. Ecklund	$1,398,000	14,519	21,780
Gregory F. Conaway	$516,000	5,364	8,046
(a)    Represents the intended target value of the awards, which is different from the grant date fair value computed in accordance with FASB ASC Topic 718 as reported in the Summary Compensation Table. The methodology adopted by the Committee for awarding LTI equity awards uses the 20-day average closing price of Callon stock as of the grant date to determine the number of RSUs and PSUs granted.
(b)    Amounts represent RSUs that are subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vests on April 1, 2021; the second vests on April 1, 2022; and the third vests on April 1, 2023; and each tranche will settle in Company common stock on the vesting date. Reflects the 1-for-10 reverse split of the common stock of the Company, effective August 7, 2020.
(c)    Amounts represent PSUs that are scheduled to vest on December 31, 2022 at a variable rate between 0% and 300% based on our absolute TSR and relative TSR when compared to a pre-determined group of peer companies. The PSUs will be settled 50% in Company common stock and 50% in cash. Reflects the 1-for-10 reverse split of the common stock of the Company, effective August 7, 2020.
2021 PROXY STATEMENT      45

EXECUTIVE COMPENSATION
RSU program
In January 2020, the Committee awarded NEOs with time-based RSUs that will vest in one-third increments annually beginning April 1, 2021, provided the executive officer continues to be employed on the vesting dates. The RSUs will be settled in shares of the Company’s common stock.
PSU program
In January 2020, the Committee awarded PSUs to the NEOs that will vest based on the Company’s performance over the 36-month performance period (January 1, 2020 to December 31, 2022) on absolute TSR—a new modifier added to the program in 2020—and relative TSR compared to the 2020 peer group described on page 50. The PSUs are eligible for vesting if the employee continues to be employed until the vesting date on December 31, 2022 and will settle 50% in cash and 50% in stock. The vested value of the PSUs at the end of the performance period on December 31, 2022 will be determined as follows:
Relative TSR
The Committee believes relative TSR is an appropriate long-term performance metric because it provides a measure of long-term performance relative to peers as well as strong alignment with the Company’s long-term shareholders. The relative TSR modifier for the PSUs will be the percentage set forth below based on the Company’s relative TSR ranking for the performance period compared to the 11 peer companies described on page 50. Vesting will be interpolated for percentile ranks between the percentiles described:

Callon’s TSR Percentile Rank Among the Peer Companies	PSUs Vesting as a Percentage of Target
1st	200%
4th	145%
6th	109%
9th	55%
12th	0%

Absolute TSR
For 2020, the Committee added an absolute TSR modifier to the PSU awards to further link NEO compensation to absolute shareholder returns and reflect investor feedback regarding recent energy industry compensation trends. The absolute TSR modifier further incentivizes NEOs to create positive shareholder value during the three-year performance period and reduces outcomes if annualized TSR is less than 5% over that period and effectively caps payouts out at target or below if absolute TSR is negative:

Callon’s annualized absolute TSR during the performance period	Modifier
>15%	150%
10 - 15%	125%
5 - 10%	100%
0 - 5%	75%
<0%	50%

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EXECUTIVE COMPENSATION
Transition Cash Incentive Awards & Retention Award Programs
In September 2020, the Committee adopted an incentive (“Cash Incentive Awards”) that provides our NEOs and other officers with the near-term opportunity to earn performance-based cash payments for generating positive free cash flow. This is a one-time program that the Committee believes is aligned with the following critical priorities:
1.Retention of key employees – the business is in a period of strategic transition and our management is well qualified to execute on our evolving strategy.
2.Focus on free cash flow imperative – Investors have expressed a priority for oil and gas companies to generate free cash flow to fund operational activities and strengthen balance sheets. The transition cash incentive plan provides direct alignment with the optimization of the Company’s free cash flow.
3.Self-funded program – the Cash Incentive Awards were designed to only pay out if adjusted free cash flow is positive.
4.Build a bridge to newly designed incentive systems – in response to industry conditions, we redesigned our 2021 incentive system to support our go-forward business strategy. The Cash Incentive Award program provides an opportunity to earn incentive pay in the transition period.
The Cash Incentive Awards are performance-based and designed to align the officers with the Company’s focus on sustainable free cash flow generation. Under the program, officers are eligible to receive quarterly cash awards from a pool equal to 2.5% of the Company’s positive adjusted free cash flow (excluding non-recurring items) from third quarter 2020 through the end of 2021. The total aggregate award value may not exceed $6 million over the six quarters of the program. Each NEO’s cash incentive award opportunity is based on the relative proportion of such individual’s target annual bonus amount to the total target annual bonus compensation of the participants in the Cash Incentive Award program. The Cash Incentive Awards, if earned, are paid on a quarterly basis in respect of six three-month performance periods, commencing on July 1, 2020 and ending December 31, 2021. No Cash Incentive Award payment is made if the Company does not have positive free cash flow for the quarter. We do not anticipate that this arrangement will continue beyond the 2021 fiscal year.
The following table sets forth each NEO’s applicable percentage the maximum amount he or she is eligible to receive over the six quarters of the Cash Incentive Award program. The amount earned by each NEO for the third and fourth quarters of 2020 is reported in the non-equity incentive plan compensation column of the summary compensation table on page 53.

NEO	Applicable Percentage of Pool (%)	Maximum ($)
Joseph C. Gatto, Jr.	28.89%	$1,733,140
James P. Ulm, II	13.79%	$827,586
Jeffrey S. Balmer	14.07%	$844,138
Michol L. Ecklund	11.24%	$674,265
Gregory F. Conaway	6.00%	$359,782
As of September 30, 2020, the Committee also awarded a one-time cash retention award for Dr. Balmer in recognition of operational performance under his leadership and to incentivize his retention with the Company. Under the terms of the award, Dr. Balmer will receive $175,000 on each of the first- and second anniversaries of the grant date subject to his continued employment with the Company.
In connection with his appointment as Chief Accounting Officer upon the closing of the Carrizo Acquisition in December 2019, the Committee awarded Mr. Conaway a retention award of 4,935 RSUs effective as of January 1, 2020. The RSUs vest in one-third increments on the first three anniversaries of the grant date, subject to Mr. Conaway’s continued employment with the Company.

2021 PROXY STATEMENT      47

EXECUTIVE COMPENSATION
Vesting of 2018-2020 Performance Awards
In May 2018, the Compensation Committee granted PSUs to the then-executive officers covering the performance period from May 2018 to December 2020. The Company’s relative TSR for the performance period relative to the peer companies defined by the Compensation Committee, resulted in vesting of 50% of the target PSUs awarded. Vested PSUs were paid 50% in cash and 50% in Company common stock.
The table below summarizes the PSUs earned by the executive officers for the 2018-2020 performance period:

NEO	Target Number of PSUs(a)	Percent of Target PSUs Earned	Actual Vested PSUs (Settled 50% Cash and 50% Shares)
Joseph C. Gatto, Jr.	16,526	50%	8,263
James P. Ulm, II	7,500	50%	3,750
Jeffrey S. Balmer(b)	—	—	—
Michol L. Ecklund	2,966	50%	1,483
Gregory F. Conaway(b)	—	—	—
(a)    Reflects the 1-for-10 reverse split of the common stock of the Company, effective August 7, 2020.
(b)    Executive was not employed by the Company in May 2018 when award was granted.
Other Compensation
Perquisites and Other Benefits
Benefits represent a relatively small part of our overall compensation package; however, these benefits help attract and retain senior level executives. We review these benefits annually to ensure that they are competitive with industry norms. We provide benefits commonly offered in the E&P industry to all of our employees. These benefits consist of:
•Group medical and dental insurance program for employees and their qualified dependents;
•Group life insurance for employees and their spouses;
•Accidental death and dismemberment coverage for employees;
•Long-term disability coverage;
•Callon's sponsored cafeteria plan; and
•401(k) employee savings and protection plan (the "401(k) plan").
We pay the full costs of these benefits, including the 401(k) plan administration, for all employees.
Under our 401(k) plan, all eligible employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. In 2020, the Company provided a matching contribution of up to 6% of the employee’s IRS eligible salary for qualified employees, including NEOs, and the potential for a profit sharing contribution of up to 2%.
Our NEOs are entitled to certain benefits, or perquisites, that are not otherwise available to all of our employees. We provide our executive officers with use of a Company automobile. We purchase the automobile and pay for all maintenance, repairs, insurance and fuel. The employee is required to recognize taxable income using the IRS’s annual lease value method for personal use of the vehicle. The costs associated with these benefits for the NEOs are reported as “Other Compensation” in the Summary Compensation Table. The Committee believes these perquisites are modest, yet competitive with the perquisites provided to similarly situated oil and gas industry executives.
Change in Control Severance and Employment Agreements
We have no employment agreements with our executive officers, with the exception Mr. Conaway, but we do provide CIC Agreements with each of our executive officers that provide for certain protections upon a change in control. The Committee believes that CIC Agreements serve shareholders’ best interests by helping ensure retention of management and by diminishing potential distractions for our executive officers in the event of a change in control transaction. However, the Committee believes that executives should not be unduly enriched, and all benefits under the CIC Agreements require a “double trigger.” Mr. Conaway and the Company (as successor-in-interests to Carrizo as a result of the Carrizo Acquisition) are parties to an employment agreement. For a more detailed explanation of the CIC Agreements and Mr. Conaway’s employment agreement, please see “Employment Agreements, Termination of Employment and Change in Control Arrangements” on page 59.

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How We Make Compensation Decisions
Role of Independent Compensation Consultant
For the first half of 2020, the Committee continued its engagement of Meridian as its independent compensation consultant to provide information and objective advice regarding executive officer and director compensation. After issuing a request for proposals and conducting a fulsome interview process, in August of 2020 the Committee engaged FW Cook as its independent compensation consultant. The Committee retained Meridian and later FW Cook because of their extensive familiarity with executive compensation programs in our industry.
The Committee makes all final decisions with respect to our executive compensation, and in setting compensation for our NEOs, and it considers the independent compensation consultant’s advice as one factor among many other factors discussed within this CD&A. Other factors include our overall Company performance; individual NEO performance, experience, skills and tenure with the Company; and industry trends.
The compensation consultant reports solely to the Committee, and the Committee determines the scope of the engagement. In an effort to ensure that our NEO compensation programs are competitive and consistent with our compensation philosophy, Meridian and then FW Cook assisted the Committee as follows:
• Regularly attending meetings of the Committee and meeting privately in executive session with the Committee to discuss its recommendations;
• Providing recommendations on executive compensation matters to align the Committee’s actions with shareholder interests, our business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;
• Periodically evaluating the Peer Group and providing peer company data for the Committee to use in its decision-making process, including assessment of pay and performance relative to peers;
• Providing competitive market data to consider in evaluating the competitiveness of the executive base salaries and short- and long-term incentive plans and awards;
• Reviewing data in connection with the Committee’s determination of annual cash incentive performance objectives and performance-based incentive vesting levels for completed performance periods;
• Advising on the Company’s compensation arrangements for its non-employee directors, including providing Peer Group data;
• Reviewing and providing feedback on our SEC filings relating to executive compensation disclosures, including our CD&A disclosures; and
• Informing the Committee about compensation trends in the industry, best practices and other general trends and developments affecting executive compensation.
The Committee has the final authority to hire and terminate the compensation consultant, and the Committee evaluates the consultant’s performance annually.
Pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest existed related to Meridian’s or FW Cook’s engagement by the Committee in 2020.
Role of Management
The Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each of the executives. The officer team makes recommendations to the Committee regarding potential objectives for the annual cash bonus incentive program and provides information to the Committee regarding the performance of the Company for the Committee’s determination of annual cash bonuses. The Committee makes the final determination of all elements of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.
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EXECUTIVE COMPENSATION
Role of Market Data
The Committee reviews compensation of our NEOs annually. Individual compensation amounts reflect the Committee’s subjective analysis of a number of factors, including:
• Individual NEO’s experience, skills, contributions and tenure with Callon;
• Changes to the NEO’s position within Callon;
• Competitive market data within our peer group and industry; and
• The NEO’s roles, responsibilities and expected future contributions to Callon’s success.
On an annual basis, the Committee reviews and discusses compensation data for our CEO and other NEOs as compared with compensation data for similarly situated executive officers at peer companies recommended by the compensation consultant and approved by the Committee. The peer group is selected based on multiple factors, such as:
• Size, including enterprise value and market capitalization;
• Similar geographic footprint and operational focus;
• Comparability of asset portfolio; and
• Availability of compensation data.
The Committee believes this Peer Group provides a reasonable point of reference for comparing the compensation of our NEOs to others holding similar positions and having similar responsibilities. The peer group used by the Committee in evaluating the competitiveness of executive compensation and making 2020 compensation decisions consisted of the companies set forth in the following table. In 2020, the Committee also reviewed data from proprietary E&P benchmarking surveys provided by Meridian for additional market perspective and to validate the peer group data.
The Committee does not consider data collected from any of these sources to be prescriptive. Rather, the Committee relies upon this and similar data as reference points around which to make informed decisions about the appropriate level and form of compensation for each NEO.

2020 Compensation Peer Group
• Centennial Resource Development, Inc. • Cimarex Energy Co. • Jagged Peak Energy, Inc. • Matador Resources, Inc.	• Oasis Petroleum Inc. • Parsley Energy, Inc. • PDC Energy, Inc. • QEP Resources, Inc.	• SM Energy Company • Whiting Petroleum Corporation • WPX Energy, Inc.

In addition, the Committee adopted a peer group for purposes of measuring the Company’s relative TSR performance to determine vesting of the 2020 PSUs over the three-year performance period. For the January 2020 PSU grant, the Committee used the peer group listed in the table above but replaced Jagged Peak Energy, which had been acquired, with Magnolia Oil & Gas to provide an additional similarly-sized peer with Texas-based operations. Since the January 2020 grant date of the 2020 PSU awards, the Committee has replaced Parsley Energy, QEP Resources, and WPX Energy, each of whom has been acquired, with Laredo Petroleum and Penn Virginia Corporation, both of whom are similarly-sized with Texas-based operations, and the XOP index, which provides a comparison to a broader basket of energy investment options against whom the Company competes for capital.
Practices and Policies Related to Compensation
Stock Ownership Guidelines
Consistent with its goal of driving long-term value creation for our shareholders, the Company's stock ownership guidelines require significant stock ownership by the executive officers and directors. The guidelines require the executive officers and directors to hold the following amounts of our stock:

Executive Officers/Directors	Required Common Stock Ownership as a Multiple of Annual Base Salary / Annual Retainer
CEO	6x
Directors	5x
Other Executive Officers	2x
The Committee evaluates compliance with these guidelines on an annual basis. For purposes of the guidelines, shares owned indirectly, shares in the executive officer's 401(k) plan and any unvested time-based RSUs are included. The value of unvested

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PSUs is excluded. Pursuant to the policy, shares granted to the executive under the Company’s incentive compensation plans are valued at the greater of the then-current trading price or the value on the date of grant.
Each executive officer has a transition period of five years from the date the individual becomes subject to the guidelines to attain the required investment position. If an executive officer becomes subject to a greater ownership requirement due to a promotion or an increase in salary, the executive officer will be expected to attain the higher level within three years of the change.
Each outside director is required to achieve the ownership requirement within five years following their election as a director.
As of December 31, 2020, all participants were in compliance with the stock ownership policy, either through meeting the ownership requirement or by being within the transition period.
Internal Revenue Service Limitations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code") places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to compensation paid to each covered employee. For years prior to 2018, an exception to the deduction limit applied to compensation that qualified as “performance-based.” The enactment of the Tax Cuts and Jobs Act on December 22, 2017 repealed the "performance-based" exemption from Section 162(m)‘s deduction limit. In addition, the limitation on deductibility was expanded to include any individual who is an NEO in 2017 or any later calendar year. As a result, compensation paid to our NEOs in excess of $1.0 million will not be deductible for years subsequent to 2017, subject to limited transition relief for arrangements in place as of November 2, 2017. Despite the change in law, the Committee intends to continue to consider the deductibility of compensation and to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders.
Insider Trading Policy
The Board has adopted a comprehensive Insider Trading Policy for employees and directors to promote compliance with federal and state securities laws. The policy prohibits certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. When material non-public information about us may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management. In addition, this Insider Trading Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Insider Trading Policy. Officers, directors, and designated employees, as well as the family members and controlled entities of such persons, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from our General Counsel.
Under the Insider Trading Policy, directors, executive officers and other employees are prohibited from entering into any hedging or monetization transactions relating to Callon's securities or otherwise trading in any instrument relating to the securities' future price. This Insider Trading Policy also prevents directors and executive officers from pledging Callon common stock as collateral for loans or holding Callon securities in a margin account. The Insider Trading Policy is published as Addendum A to our Code of Business Conduct and is available at www.callon.com/about-callon/governance.
Clawback Policy
In January 2020, the Committee adopted the Clawback Policy. The Clawback Policy provides the Committee the authority to recoup previously-paid compensation under the following circumstances:
•If there is a correction to previously approved performance metrics (not necessarily limited to a financial restatement), the Committee may clawback from executive officers any annual or long-term incentive compensation paid in error during the prior three years.
•If an executive officer engages in fraud or misconduct, or was grossly negligent in a supervisory role, where such action caused or could reasonably lead to material financial or reputational harm to Callon, the Committee may clawback annual and long-term incentive compensation from the past year from the executive officer
The Committee believes the Clawback Policy helps protect the Company and its shareholders in the unlikely event of a restatement or potential fraud or misconduct by an executive officer. The clawback rights described above are in addition to those required under the Sarbanes-Oxley Act of 2002.
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EXECUTIVE COMPENSATION
Risk Assessment Related to Our Compensation Structure
The Committee believes our compensation plans and policies are appropriately structured to encourage and reward prudent business judgment and avoid excessive risk-taking. The Committee, with the assistance of Meridian, reviewed the compensation programs maintained by the Company during 2020 to determine whether they encouraged excessive risk taking. Upon evaluation of the assessment, the Committee concluded that our compensation policies and practices for our employees do not present risks that are reasonably likely to have a material adverse effect on the Company. The Committee’s risk review identified the following risk mitigating features of our compensation programs:
• A balance of short-term and long-term programs to focus management on both elements of Callon’s performance;
• Annual grants of long-term incentives designed to be the largest component of each NEO’s compensation package, with typical vesting periods of three years that are based on the value of our common stock and not on any particular metric that could encourage excessive risk-taking;
• Performance criteria and targets for our annual bonus program designed to encourage performance, but not excessive risk taking, and discretion to decrease payouts if it is believed management exercised excessive risk taking;
• Performance targets measured at the corporate level, rather than at the individual or business unit level;
• A Clawback Policy that grants the Committee authority to recoup compensation due to error, fraud or other misconduct;
• Reasonable change in control severance protections; and
• Significant executive stock ownership requirements.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Exchange Act, and based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in this Proxy Statement relating to the Annual Meeting.
Respectfully submitted by the Compensation Committee of the Board of Directors,
Matthew R. Bob, Chairman
Michael L. Finch
L. Richard Flury
Anthony J. Nocchiero
James M. Trimble

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Executive Compensation Tables
The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2018 Omnibus Incentive Plan (the "2018 Plan") and the 2020 Plan, contributions to the Company’s 401(k) plan and miscellaneous perquisites. The table below sets forth information regarding fiscal years 2020, 2019, and 2018 compensation awarded to, earned by or paid to the Company’s NEOs, in each case for the years in which these individuals constituted "named executive officers" under SEC rules. This includes all individuals who served as the Company's CEO or CFO during 2020, and the three other most highly compensated executive officers serving at the end of the fiscal year. The CD&A above provides a full description of our 2020 executive compensation program design.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(a)	Stock Awards(b)	Non-Equity Incentive Plan Compensation (c)	All Other Compensation (d)	Total	Realizable Total Compensation(e)
Joseph C. Gatto, Jr.(f) President & CEO	2020	$773,885	$—	$3,945,450	$1,378,902	$30,288	$6,128,525	$2,998,666
	2019	$796,153	$—	$5,136,754	$1,043,625	$33,055	$7,009,587	$2,359,461
	2018	$666,346	$980,000	$4,313,125	$—	$31,430	$5,990,901	$1,931,496
James P. Ulm, II(g) Senior Vice President & CFO	2020	$458,462	$—	$1,785,040	$687,478	$36,837	$2,967,817	$1,551,773
	2019	$465,000	$—	$2,083,367	$481,275	$42,352	$3,071,994	$1,185,994
	2018	$465,000	$585,900	$1,249,500	$—	$39,245	$2,339,645	$1,139,495
Jeffrey S. Balmer(h)(i) Senior Vice President & Chief Operating Officer	2020	$464,827	$—	$1,863,529	$699,339	$23,242	$3,050,937	$1,572,632
	2019	$450,000	$—	$1,968,015	$439,875	$57,350	$2,915,240	$1,150,138
Michol L. Ecklund(j) Senior Vice President, General Counsel & Corporate Secretary	2020	$394,289	$—	$1,173,912	$560,246	$42,605	$2,171,052	$1,239,803
	2019	$388,462	$—	$1,194,593	$368,000	$38,953	$1,990,008	$908,584
	2018	$340,577	$343,000	$774,155	$—	$38,131	$1,495,863	$767,247
Gregory F. Conaway(k)(l) Vice President & Chief Accounting Officer	2020	$286,125	$—	$672,040	$307,210	$25,653	$1,291,028	$773,582
	2019	$8,677	$—	$—	$197,400	$174	$206,251	$206,251
(a)    The annual cash bonus for 2018 did not qualify as non-equity incentive plan compensation.
(b)    The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718. The PSUs granted in 2020, 2019, and 2018 are subject to market conditions and have been valued utilizing a Monte Carlo simulation as of the grant date of the awards. The assumptions utilized in the calculation of these amounts for 2020 are set forth in footnote 10 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020.
(c)    The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent payouts under the annual performance bonus program for 2019 and 2020 and the transition cash incentive award payouts for the third and fourth quarters of 2020. See “Performance-Based Annual Cash Incentive” and “Transition Cash Incentive Awards & Retention Award Programs” in the CD&A above for further information.
(d)    See the "Table of All Other Compensation” below and related footnotes for reconciliation.
(e)    Amounts shown are intended to illustrate the pay-for-performance nature of the executive compensation program by presenting the realizable pay of the 2020, 2019 and 2018 compensation programs for the named executive officers as of December 31, 2020. The amounts reported in this column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Realizable pay includes (i) actual amounts received for salary and bonus for the applicable year, and (ii) the value as of December 31, 2020, of RSUs and PSUs granted in the applicable year based on the closing price of $13.16 per share of our common stock on the last trading day of 2020 and the applicable TSR-based performance modifier for each PSU grant as of December 31, 2020.
(f)     Mr. Gatto’s salary was increased from $825,000 to $865,000 effective February 2020. In April 2020 Mr. Gatto voluntarily reduced his salary by 20%. The Compensation Committee reinstated senior executive officer salaries in October 2020.
(g)    Mr. Ulm's salary was increased from $465,000 to $500,000 effective February 2020. In April 2020 Mr. Ulm voluntarily reduced his salary by 15%. The Compensation Committee reinstated senior executive officer salaries in October 2020.
(h)    Dr. Balmer was not an NEO prior to 2019.
(i)    Dr. Balmer's salary was increased from $450,000 to $510,000 effective February 2020. In April 2020 Dr. Balmer voluntarily reduced his salary by 15%. The Compensation Committee reinstated senior executive officer salaries in October 2020.
(j)    Ms. Ecklund's salary was increased from $400,000 to $430,000 effective February 2020. In April 2020 Ms. Ecklund voluntarily reduced her salary by 15%. The Compensation Committee reinstated senior executive officer salaries in October 2020.
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EXECUTIVE COMPENSATION
(k)    Mr. Conaway was appointed to an executive officer role with the Company as of the closing of the Carrizo Acquisition on December 20, 2019.
(l)    Mr. Conaway's salary was increased from $282,000 to $295,000 effective February 2020. In April 2020 Mr. Conaway voluntarily reduced his salary by 10%. The Compensation Committee reinstated vice president salaries in October 2020.
Table of All Other Compensation

NEO	Year	Company Contributions to 401(k)(a)	Company Provided Auto(b)	Additional Perquisites		Total
Joseph C. Gatto, Jr.	2020	$22,800	$7,488	$—		$30,288
	2019	$26,250	$6,805	$—		$33,055
	2018	$25,000	$6,430	$—		$31,430
James P. Ulm, II	2020	$22,685	$14,152	$—		$36,837
	2019	$28,000	$14,352	$—		$42,352
	2018	$26,493	$12,752	$—		$39,245
Jeffrey S. Balmer	2020	$17,414	$5,828			$23,242
	2019	$24,642	$1,851	$30,857	(c)	$57,350
Michol L. Ecklund	2020	$19,090	$23,515			$42,605
	2019	$25,962	$12,991	$—		$38,953
	2018	$25,312	$12,819	$—		$38,131
Gregory F. Conaway	2020	$18,911	$6,742			$25,653
	2019	$174	$—	$—		$174
(a)    Subject to IRS limits, Company contributions to each employee's 401(k) account for 2020 consist of a 6% matching contribution plus a a 2% profit sharing contribution for a portion of 2020.
(b)    The imputed value for personal use of a company-provided automobile represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS rules.
(c)     Dr. Balmer received $30,857 for reimbursement for certain reasonable relocation expenses which included transportation expenses, home sale and purchase assistance, shipment of additional household goods, and tax gross-ups on these payments.
Stock-Based Incentive Compensation Plans
The 2018 Plan was approved by shareholders on May 10, 2018. The 2020 Plan was approved by shareholders on June 8, 2020. Awards available under each of the 2018 Plan and the 2020 Plan include grants of stock options, stock appreciation rights or units, restricted stock, RSUs, and performance shares or units. As of June 8, 2020, no more shares were issued from the 2018 Plan and the then-remaining 1,008,354 shares authorized and available for issuance under the 2018 Plan were transferred into the 2020 Plan. Shares, which would otherwise become available for issuance under the 2018 Plan as a result of vesting and/or forfeiture of any equity awards existing prior to the effective date of the 2020 Plan, increased the authorized shares available to the 2020 Plan. As of March 15, 2021, approximately 1,922,707 shares remain unissued and available for grant in the 2020 Plan.

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Grants of Plan-Based Awards During 2020
The following table presents grants of awards under the 2020 Plan during the fiscal year ending December 31, 2020:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)(c)			Other Awards (Shares or Units)(b)(d)	Grant Date Fair Value of Stock Awards(e)
NEO		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph C. Gatto, Jr.	1/1/2020	$—	$995,000	$1,990,000
	1/31/2020				—			48,799	$1,463,970
	1/31/2020				—	73,200	219,600		$2,481,480
	9/29/2020	$—	$801,577	$1,733,140
James P. Ulm, II	1/1/2020	$—	$475,000	$950,000
	1/31/2020							22,078	$662,340
	1/31/2020				—	33,118	99,354		$1,122,700
	9/29/2020	$—	$382,759	$827,587
Jeffrey S. Balmer	1/1/2020	$—	$485,000	$970,000
	1/31/2020							23,049	$691,470
	1/31/2020					34,574	103,722		$1,172,059
	9/29/2020	$—	$390,414	$844,139
Michol L. Ecklund	1/1/2020	$—	$387,000	$774,000
	1/31/2020				—	—	—	14,519	$435,570
	1/31/2020				—	21,780	65,340		$738,342
	9/29/2020	$—	$311,848	$674,266
Gregory F. Conaway	1/1/2020	$—	$207,000	$414,000
	1/1/2020							4,935(f)	$238,361
	1/31/2020				—	—	—	5,364	$160,920
	1/31/2020				—	8,046	24,138	—	$272,759
	9/29/2020	$—	$166,399	$359,782
(a)    Amounts represent the threshold, target, and maximum payouts for the 2020 annual performance bonus program and the target and maximum award values for the transition cash incentive award. The actual amounts paid under the annual performance bonus program and the transition cash incentive award for 2020 are set forth in the "Non-Equity Incentive Compensation" column in the Summary Compensation Table above.
(b)    Reflects the 1-for-10 reverse split of the common stock of the Company, effective August 7, 2020.
(c)    Amounts represent PSUs payable 50% in cash and 50% in stock on the vesting date, currently scheduled for December 31, 2022. See "PSU Program" in the CD&A above for further details.
(d)    Except as otherwise indicated, amounts represent RSUs granted to our NEOs on January 31, 2020. The first tranche will vest on April 1, 2021; the second and third tranches are scheduled to vest in equal installments on April 1, 2022 and 2023, subject to the NEO’s continued service.
(e)    This column shows the grant date fair value of the awards granted to the NEOs on the date indicated computed in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.
(f)    Amount represents RSUs granted to Mr. Conaway on January 1, 2020 at a grant price of $48.30. The first tranche vested on January 1, 2021; the second and third tranches are scheduled to vest in equal installments on January 1, 2022 and 2023, subject to Mr. Conaway’s continued service.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End
The following table contains information concerning all outstanding equity awards that were held as of December 31, 2020 for the NEOs:

	Stock Awards(a)
NEO	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a)
Joseph C. Gatto, Jr.	48,799	(c)	$642,195	—		$—
	—		$—	36,600	(d)	$481,656
	—		$—	36,600	(e)	$481,656
	14,087	(f)	$185,385	—		$—
	—		$—	15,848	(g)	$208,560
	—		$—	15,848	(h)	$208,560
	3,672	(i)	$48,324	—		$—
James P. Ulm, II	22,078	(c)	$290,546	—		$—
	—		$—	16,559	(d)	$217,916
	—		$—	16,559	(e)	$217,916
	5,713	(f)	$75,183	—		$—
	—		$—	6,428	(g)	$84,592
				6,428	(h)	$84,592
	3,000	(j)	$39,480	—		$—
Jeffrey S. Balmer	23,049	(c)	$303,325	—		$—
	—		$—	17,287	(d)	$227,497
	—		$—	17,287	(e)	$227,497
	6,000	(k)	$78,960	—		$—
	—		$—	6,419	(g)	$84,474
	—		$—	6,419	(h)	$84,474
Michol L. Ecklund	14,519	(c)	$191,070
	—		$—	10,890	(d)	$143,312
	—		$—	10,890	(e)	$143,312
	3,276	(f)	$43,112	—		$—
	—		$—	3,686	(g)	$48,508
	—		$—	3,686	(h)	$48,508
	1,250	(l)	$16,450	—		$—
	659	(i)	$8,672	—		$—
Gregory F. Conaway(n)	5,364	(c)	$70,590	—		$—
	—		$—	4,023	(d)	$52,943
	—		$—	4,023	(e)	$52,943
	4,935	(m)	$64,945	—		$—
(a)    Reflects the 1-for-10 reverse split of the common stock of the Company, effective August 7, 2020.
(b)    Amounts calculated using the closing price of $13.16 per share of our common stock on the last trading day of 2020.
(c)    Stock settleable RSUs awarded on January 31, 2020 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on April 1, 2021. The second tranche will vest on April 1, 2022. The third and final tranche will vest on April 1, 2023.

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(d)    Stock settleable PSUs awarded on January 31, 2020 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from December 31, 2019 through December 31, 2022. The number of units subject to vest under this award can range from 0% to 300%.
(e)    Cash settleable PSUs awarded on January 31, 2020 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from December 31, 2019 through December 31, 2022. The number of units subject to vest under this award can range from 0% to 300%.
(f)    Stock settleable RSUs awarded on January 31, 2019 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on April 1, 2020. The second tranche vested on April 1, 2021. The third and final tranche will vest on April 1, 2022.
(g)    Stock settleable PSUs awarded on January 31, 2019 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from December 31, 2018 through December 31, 2021. The number of units subject to vest under this award can range from 0% to 200%.
(h)    Cash settleable PSUs awarded on January 31, 2019 with vesting terms subject to performance criteria related to the TSR of the Company compared to a group of peer companies from December 31, 2018 through December 31, 2021. The number of units subject to vest under this award can range from 0% to 200%.
(i)    Stock settleable RSUs awarded on May 10, 2018 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on June 1, 2019. The second tranche vested on June 1, 2020. The third and final tranche will vest on June 1, 2021.
(j)    Stock settleable RSUs awarded to Mr. Ulm upon his hiring on December 11, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2019. The second tranche vested on January 1, 2020. The third and final tranche vested on January 1, 2021.
(k)    Stock settleable RSUs awarded on January 1, 2019 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2020. The second tranche vested on January 1, 2021. The third and final tranche will vest on January 1, 2022.
(l)    Stock settleable RSUs awarded to Ms. Ecklund upon her hiring on November 6, 2017 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2019. The second tranche vested on January 1, 2020. The third and final tranche vested on January 1, 2021.
(m)    Stock settleable RSUs awarded to Mr. Conaway on January 1, 2020, upon his appointment as an executive officer following the Carrizo Acquisition, subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2021. The second tranche will vest on January 1, 2022. The third and final tranche will vest on January 1, 2023.
(n)    Mr. Conaway held the following outstanding cash-settled stock appreciation right awards as of December 31, 2020:

	Option/SAR Awards
NEO	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Exercised Unearned Options/SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date
Gregory F. Conaway	1,996	(1)	—	—	$156.00	3/17/2021
	2,005	(2)	—	—	$154.00	3/23/2022
	3,144	(3)	—	—	$83.90	3/17/2025
	4,258	(4)	—	—	$62.80	3/17/2026
(1)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 11,406 Carrizo stock appreciation rights with an exercise price of $27.295 pursuant to the merger agreement relating to the Carrizo Acquisition (the "Merger Agreement").
(2)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 11,458 Carrizo stock appreciation rights with an exercise price of $26.94 pursuant to the Merger Agreement.
(3)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 17,967 Carrizo stock appreciation rights with an exercise price of $14.67 pursuant to the Merger Agreement.
(4)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 24,336 Carrizo stock appreciation rights with an exercise price of $10.98 pursuant to the Merger Agreement.
2021 PROXY STATEMENT      57

EXECUTIVE COMPENSATION
Stock Vested
The following table provides information about the value realized by the NEOs on vesting of RSUs and PSUs during 2020:

	Stock Awards(a)(b)
NEO	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting $(c)
Joseph C. Gatto, Jr.	4,287	(d)	$33,439
	4,005	(e)	$46,058
	3,672	(f)	$26,438
	8,262	(g)	$108,728
	7,043	(h)	$28,876
James P. Ulm, II	3,000	(i)	$144,900
	3,750	(g)	$49,350
	2,857	(h)	$11,714
Jeffrey S. Balmer	3,000	(j)	$144,900
Michol L. Ecklund	1,250	(k)	$60,375
	659	(f)	$4,745
	1,482	(g)	$19,503
	1,638	(h)	$6,716
Gregory F. Conaway	—		$—
(a)    Reflects the 1-for-10 reverse split of the common stock of the Company, effective August 7, 2020.
(b)    No options were awarded, outstanding, expired, or exercised by any NEO in 2020.
(c)    Except as otherwise indicated, represents the aggregate dollar amount realized on the date of vesting, based on the closing market price per share of Company common stock on the vesting date or last business day prior to the vesting date if such date fell on a weekend or holiday.
(d)    Represents RSUs awarded on May 11, 2017, that cliff-vested on May 11, 2020.
(e)    Represents RSUs awarded to Mr. Gatto upon his promotion to CEO on July 11, 2017, the third and final tranche of which vested on July 1, 2020.
(f)    Represents RSUs awarded on May 10, 2018, the second tranche of which vested on June 1, 2020.
(g)    Represents PSUs awarded on May 10, 2018, that settled 50% in stock and 50% in cash on December 31, 2020, at 50% of target.
(h)    Represents RSUs awarded on January 31, 2019, the first tranche of which vested on April 1, 2020.
(i)    Represents RSUs awarded to Mr. Ulm upon his hiring on December 11, 2017, the second tranche of which vested on January 1, 2020.
(j)    Represents RSUs awarded to Dr. Balmer upon his hiring on January 1, 2019, the first tranche of which vested on January 1, 2020.
(k)    Represents RSUs awarded to Ms. Ecklund upon her hiring on November 6, 2017, the second tranche of which vested on January 1, 2020.

58 CALLON PETROLEUM

EXECUTIVE COMPENSATION
Employment Agreements, Termination of Employment and Change in Control Arrangements
Employment Agreements; Carrizo Change in Control Severance Plan
We do not have employment agreements with any of our executive officers, with the exception of an employment agreement with Mr. Conaway that was inherited by the Company as a result of the Carrizo Acquisition and amended in connection therewith.
Mr. Conaway's employment agreement has an initial one-year term, provided that the date of the agreement and on every day thereafter, the term of the employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in the agreement) that gives rise to termination of employment occurs. The Company has given notice that the employment agreement will terminate on December 20, 2021, unless earlier terminated in accordance with its terms. Mr. Conaway’s employment agreement also subjects Mr. Conaway to a one-year post-termination non-competition and non-solicitation covenant, and a perpetual confidentiality covenant.
Mr. Conaway’s employment agreement provides for severance benefits, subject to Mr. Conaway's execution and non-revocation of a general release of claims in favor of the Company, upon a termination as a result of disability, but does not provide for severance benefits (other than accrued benefits) in the event of a termination by the Company without cause or by Mr. Conaway for any or no reason. However, Mr. Conaway is party to a Severance Compensation Agreement with the Company (a “CIC Agreement”) and is a participant of the Carrizo Change in Control Severance Plan (which the Company inherited as a result of the Carrizo Acquisition), each of which provide for severance benefits upon a termination without cause or for good reason under certain circumstances (as further described below). Pursuant to the terms of Mr. Conaway’s CIC Agreement, in the event a change in control of Callon occurs and Mr. Conaway experiences a qualifying termination following such change in control, Mr. Conaway will be entitled to the severance benefits provided for under his CIC Agreement in lieu of those provided for under his employment agreement or the Carrizo Change in Control Severance Plan. The severance benefits payable under his CIC Agreement are described in the “Severance Compensation Agreements” section below.
In the event Mr. Conaway is terminated on or prior to the second anniversary of the closing of the Carrizo Acquisition (the “Carrizo CIC Protected Period”), the severance provisions of the Carrizo Change in Control Severance Plan will apply in lieu of the severance provisions set forth in his employment agreement, except to the extent the employment agreement provides for additional or greater severance benefits. The Carrizo Change in Control Severance Plan provides for the following severance benefits if Mr. Conaway's employment is terminated during the Carrizo CIC Protected Period by the Company without cause, by Mr. Conaway for good reason, or as a result of death or disability (as such terms are defined in the Carrizo Change in Control Severance Plan): (i) accrued benefits, (ii) a lump sum payment equal to 1.5 multiplied by the sum of (A) his base salary plus (B) his target annual bonus, (iii) continued Company-paid health benefits for up to 18 months, (iv) a pro-rated target annual bonus for the calendar year in which his termination occurs, and (v) any outstanding equity awards then held by Mr. Conaway will vest in full with any performance-based awards earned at the target level and, to the extent applicable, any awards with an exercise period (e.g. stock appreciation rights) will remain exercisable for their full original term. Such severance benefits are conditioned upon Mr. Conaway’s execution and non-revocation of a general release of claims in favor of the Company. The Carrizo Change in Control Severance Plan also includes a 280G “best-net” cutback provision, which provides that if amounts payable to a participant under the Carrizo Change in Control Severance Plan (together with any other amounts that are payable as a result of a change in control) would subject a participant to an excise tax under Section 280G of the Internal Revenue Code, such payments will either be: (i) reduced to the level at which no excise tax applies, or (ii) paid in full, whichever results in a better after-tax result for the participant.
Upon termination as a result of disability outside of the Carrizo CIC Protected Period, Mr. Conaway’s employment agreement provides for the following severance benefits: (i) accrued benefits (including any earned but unpaid annual bonus with respect to the prior fiscal year), (ii) a lump sum payment equal to 97% of his annual base salary, (iii) an additional lump sum payment equal to 70% of his annual base salary, (iii) an additional lump sum payment equal to 3% of his annual base salary, (iv) continued medical and dental benefits coverage for Mr. Conaway and his dependents for one year following his termination of employment, and (v) any outstanding equity awards then held by Mr. Conaway will vest in full, and, to the extent applicable, the period of exercisability of any such awards will extend to the earlier of (A) one year following his termination date or (B) the date such awards would have lapsed had Mr. Conaway remained employed for the remaining term. Mr. Conaway’s employment agreement also entitles Mr. Conaway to accrued benefits and equity acceleration benefits (as described in the immediately prior sentence) in the event Mr. Conaway’s employment is terminated as a result of his death.
2021 PROXY STATEMENT      59

EXECUTIVE COMPENSATION
Change in Control Severance Compensation Agreements ("CIC Agreements")
We entered into amended CIC Agreements with each of our NEOs effective as of January 1, 2019, with the exception of Mr. Conaway, who entered into his CIC Agreement effective December 20, 2019 in connection with his appointment as an officer. The CIC Agreements will terminate, except to the extent that any obligation of Callon thereunder remains unpaid as of such time, on December 31, 2020, except that, on each anniversary date thereafter, the expiration date will automatically be extended for one additional year unless, as of such date and prior to such anniversary date, either party has given proper written notice that it does not wish to extend the CIC Agreement, but in no event will the expiration date be earlier than the second anniversary of the effective date of a change in control; (ii) the termination of the NEO's employment with Callon based on death, disability (as defined in the CIC Agreement), or cause (as defined in the CIC Agreement); (iii) the voluntary resignation of the NEO for any reason other than a post-change in control resignation for good reason (as defined in the CIC Agreement); and (iv) any resignation of the NEO prior to a change in control.
Pursuant to the CIC Agreement, if the executive is terminated without cause by Callon or for good reason by him within two years following a change in control of Callon (or in certain cases, prior to a change in control (i.e., a "double-trigger termination)), then the executive is entitled to a single lump-sum cash payment equal to an CIC Agreement multiple times the sum of (i) the annual base salary in effect immediately prior to the change in control or, if higher, in effect immediately prior to the separation from service, and (ii) the greater of the average bonus earned with respect to the three most recently completed full fiscal years, the target bonus for the fiscal year in which the change in control occurs, or the target bonus for the fiscal year in which the change in control or termination occurs. For Mr. Gatto, the CIC Agreement multiple is three times. For the other NEOs, the CIC Agreement multiple is two times. The CIC Agreements also provide that in the event an NEO is eligible for benefits due to a “double trigger” termination, any outstanding equity awards then held by the NEO shall vest in full with any performance-based awards earned at the level specified in the applicable award agreement or, if not specified, at the target level. In addition, we must maintain at our expense until twenty-four months after a "double-trigger" separation from service all medical, dental, and health insurance coverage. Such severance benefits are subject to the executive’s execution and non-revocation of a general release of claims. A change in control as generally defined in the CIC Agreement occurs when (i) any person or group of persons acting in concert becomes the beneficial owner of more than 50% of our outstanding common stock; (ii) our shareholders cause a change in the majority of the members of the Board within a thirty-six month period; (iii) there is a change in control in ownership of at least 40% of Company assets; or (iv) a third party acquires more than 30% of the voting power of our common stock in a twelve month period.
The CIC Agreements also subject each executive to a one-year post-termination non-competition and two- year post-termination non-solicitation covenant in the event the applicable executive becomes eligible to receive severance benefits under the CIC Agreement. The CIC Agreements also include a perpetual confidentiality covenant.
The CIC Agreements incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. If any CIC Agreement payment is subject to any excise tax under Section 4999 of the Tax Code, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the 280G “best-net” cutback provision included in the CIC Agreement is appropriate.

60 CALLON PETROLEUM

EXECUTIVE COMPENSATION
Potential Payments upon Termination or Change in Control
The following table shows the estimated gross taxable compensation payable upon termination following a change in control ("CIC") or upon death, disability or retirement (or, in the case of Mr. Conaway, during the Carrizo CIC Protection Period on his termination without cause or for good reason, or due to death or disability). No amounts would be payable upon termination for other causes. The information assumes, in each case, that the officer’s termination was effective as of December 31, 2020. In presenting this disclosure, we describe amounts earned through December 31, 2020 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from us, the estimates are of the amounts which would be paid out to the executives upon their termination.

NEO / Reason for Termination	Base Salary(a)	Cash Bonus(a)	Accelerated Cash Incentive and Stock Award Vesting(b)(c)	Continued Employee Benefits(d)	Total
Joseph C. Gatto, Jr.
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$2,595,000	$2,984,250	$2,236,812	$61,002	$7,877,064
Death, Disability or Retirement(f)	$—	$—	$2,236,812	$—	$2,236,812
James P. Ulm, II
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$1,000,000	$950,000	$1,035,787	$61,002	$3,046,789
Death, Disability or Retirement(f)	$—	$—	$1,035,787	$—	$1,035,787
Jeffrey S. Balmer
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)(g)	$1,020,000	$1,319,000	$1,025,457	$61,002	$3,425,459
Death, Disability or Retirement(f)(g)	$—	$350,000	$1,025,457	$—	$1,375,457
Michol L. Ecklund
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$860,000	$774,000	$740,090	$61,002	$2,435,092
Death, Disability or Retirement(f)	$—	$—	$740,090	$—	$740,090
Gregory F. Conaway
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$590,000	$413,000	$357,563	$60,924	$1,421,487
Without Cause, Good Reason, Death or Disability(h)	$752,250	$206,500	$357,563	$45,693	$1,362,006
(a)In accordance with Mr. Gatto’s CIC Agreement, the computation uses a 3x multiple with respect to the severance amount relating to salary and target bonus, while a 2x multiple is used for the other NEOs. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”
(b)The amounts include the value of unvested Cash Incentive Awards at December 31, 2020. The table above assumes the Cash Incentive Awards for the remaining quarters of the program are paid out at the average of the actual results for the third and fourth quarters of 2020. The actual amount paid with respect to the Cash Incentive Award would be determined based on the average award for the completed quarters at the time of such executive’s separation.
(c)The amounts include the value of unvested stock awards at December 31, 2020 using the closing price of $13.16 per share of our common stock on the last trading day of 2020. The table above assumes that PSUs vest based on actual performance as of December 31, 2020. Actual vesting of PSUs would be determined based on performance at the time of such executive's separation.
(d)Benefits consist of twenty-four months of employer-provided family medical and dental insurance and disability and life insurance for the NEOs in the table.
(e)We entered into an CIC Agreement with each of the NEOs listed in the table above. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”
(f)“Disability,” for purposes of the CIC Agreements, is generally defined as the employee’s inability to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by
2021 PROXY STATEMENT      61

EXECUTIVE COMPENSATION
the Board after consultation of a qualified physician, he will be unable to carry out his normal and usual duties of employment. “Retirement” is generally defined as the employee’s attainment of age 55 with at least 10 years of service.
(g)The amounts for Dr. Balmer include $350,000 for his unvested fixed cash retention award, which would vest in the event of a change in control termination, death or disability, but not in the event of retirement.
(h)Mr. Conaway would be entitled to payments of 1.5 times the sum of his annual base salary and target annual bonus, a pro-rated target annual bonus for the calendar year in which his termination occurs, accelerated vesting of outstanding equity awards, and 18 months of continued subsidized benefits continuation under the Carrizo Change in Control Severance Plan in the event he is terminated without cause or for good reason or due to death or disability within two years after the closing of the Carrizo Acquisition. “Disability,” for purposes of the Carrizo Change in Control Severance Plan, has the same meaning assigned to such term in the Company’s long-term disability plan, as in effect from time to time, or if no such plan is in effect. “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Tax Code. The Carrizo Change in Control Severance Plan does not provide for severance benefits upon retirement or a voluntary resignation by the executive. See "Employment Agreements, Termination of Employment and Change in Control Agreements."
Pension and Non-Qualified Deferred Compensation Plans
We sponsor a 401(k) plan for all eligible employees, including the NEOs as described on page 48. We do not sponsor any qualified or non-qualified defined benefit plans, or any non-qualified defined contribution plan for NEOs or other employees. The Board or Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans or non-qualified defined contribution plans in the future if it determines that doing so is in the Company’s best interest.
CEO Pay Ratio
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are disclosing here that the ratio of our median employee’s compensation to the compensation of our CEO is 38:1.
In order to find the median employee, we compared the sum of the base salary, bonus, and any overtime paid to each employee that was employed by the Company on December 31, 2020. For any employees who were not employed the entire 2020 calendar year (excluding temporary and seasonal employees), we annualized the bonus, base salary, and any overtime.
In accordance with SEC rules, we determined the annual total compensation of our median employee for 2020 was $150,560. This amount represents the total compensation that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(x) of Regulation S-K for the median employee if the employee had been a NEO for fiscal year 2020. For purposes of calculating the ratio, an additional value of $11,043 was included in the annual compensation for non-discriminatory benefits bringing the annual total compensation to $161,603.
We determined the amount of the CEO’s annual total compensation was $6,128,525, which represents the amount reported for the CEO in the “Total” column of our 2020 Summary Compensation Table. For purposes of the ratio, an additional value of $30,501 was included in the annual total compensation for non-discriminatory benefits to bring the value to $6,159,026.
Based on the foregoing, for 2020 the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO (the "CEO Pay Ratio") is 38:1. This ratio demonstrates a lower pay ratio for 2020 than 2019, reducing from 40:1 in 2019 to the current ratio of 38:1 for 2020.
The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records.

62 CALLON PETROLEUM

PROPOSAL 3

Proposal 3 Ratification of the Appointment of the Independent Registered Public Accounting Firm, Grant Thornton LLP, for 2021.
The Board recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
• The Board and the Audit Committee believe the retention of Grant Thornton LLP is in the best interests of Callon and its shareholders based on the information presented below.

The Audit Committee has appointed Grant Thornton LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. We are asking shareholders to ratify this appointment. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since being appointed effective March 3, 2016. A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.
Fees
The following table sets forth the fees incurred by us for services performed by Grant Thornton LLP in the fiscal years 2019 and 2020:

Fee Category	2019	2020
Audit fees(a)	$1,187,217	$1,208,400
Audit-related fees(b)	$—	$—
Tax fees(c)	$108,385	$178,398
All other fees(d)	$—	$—
Total	$1,295,602	$1,386,798
(a)Audit fees consist of the aggregate fees billed for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(b)Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit fees."
(c)Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.
(d)Other fees consist of the aggregate fees billed for professional services other than the services reported above.
Pre-approval policy
The Audit Committee pre-approves all audit and permissible non-audit services (including the fees and terms thereof) exceeding $25,000 to be performed on behalf of the Company by our independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to grant pre-approvals are consistent with the terms of the delegation and the Audit Committee charter and are presented to the full Committee at its next scheduled meeting.

2021 PROXY STATEMENT      63

PROPOSAL 3
Required Vote
The submission of this matter for approval by shareholders is not legally required. However, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. Although the results of the vote are not binding on the Audit Committee, if the appointment is not ratified by the shareholders, then the Audit Committee will consider whether it should select another independent registered public accounting firm.
This proposal will be approved if it receives the affirmative vote of a majority of shares of our common stock present and entitled to vote at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. Abstentions will have the effect as a vote cast against this proposal.

The Board recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Audit Committee Report
Acting pursuant to its charter, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2020, with management and Grant Thornton LLP, and recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. This recommendation was based on:
•The Audit Committee’s review of the audited financial statements;
•Discussion of the financial statements with management;
•Discussion with our independent registered public accounting firm, Grant Thornton LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the PCAOB;
•Receipt from Grant Thornton LLP of the written disclosures and letter required by Public Company Accounting Standards Board Rule 3526 (Communications with Audit Committees Concerning Independence);
•Discussions with Grant Thornton LLP regarding its independence from Callon, the Board and our management;
•Grant Thornton LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, our financial position and the results of our operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”); and
•Other matters the Audit Committee deemed relevant and appropriate.
Management is responsible for the preparation, presentation and integrity of our consolidated financial statements in accordance with GAAP, the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP, or that Grant Thornton LLP is in fact independent.
Respectfully submitted by the Audit Committee of the Board of Directors,
Anthony J. Nocchiero, Chairman
Barbara J. Faulkenberry
Michael L. Finch
L. Richard Flury
Larry D. McVay
Steven A. Webster

64 CALLON PETROLEUM

PROPOSAL 4

Proposal 4 Approve the Amendment to the Certificate of Incorporation to Increase Authorized Shares of Common Stock.
The Board recommends a vote FOR the approval of an amendment to the Company's certificate of incorporation to increase the number of authorized shares from 52.5 million to 78.75 million.
• Provides the Company with the flexibility to issue shares for business, financial, and compensation purposes.

We are seeking shareholder approval for a proposal to adopt an amendment to our certificate of incorporation to permit us to increase the authorized number of shares of Callon common stock from 52.5 million shares to 78.75 million shares (the "Proposed Charter Amendment"). Our certificate of incorporation currently provides that the total number of shares of common stock that Callon is authorized to issue is 52.5 million. The Board believes that the increased number of authorized shares of Callon common stock contemplated by the Proposed Charter Amendment is important to the Company as it will ensure the availability of additional shares for issuance from time to time, without further action or authorization by the Callon shareholders (except as required by law or the NYSE rules), if needed for such corporate purposes as may be determined by the Board.
The additional 26.25 million authorized shares would be a part of the existing class of Callon common stock and, if issued, would have the same rights and privileges as the shares of Callon common stock presently issued and outstanding. Adoption of the Proposed Charter Amendment would not affect the rights of the holders of currently outstanding shares of the Company’s common stock, except, if and to the extent additional shares of common stock are ultimately issued, the effects of increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. The Proposed Charter Amendment does not affect the number of shares of preferred stock authorized.
If our shareholders approve the proposal to amend our certificate of incorporation, Callon expects to file a certificate of amendment with the Delaware Secretary of State (the "Certificate of Amendment") to increase the number of authorized shares of its capital and common stock. Upon filing of the Certificate of Amendment with the Delaware Secretary of State, the text of which is provided in Appendix B, the first sentence of Article IV of our certificate of incorporation will be amended and restated to read as follows:
The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 78,750,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.
Rationale for the Proposed Charter Amendment
As of March 15, 2021, Callon had an aggregate of 46,155,799 shares of common stock issued and outstanding or reserved for issuance. The Board has no immediate or specific plans, arrangements or understandings to issue any of the shares of common stock that would be authorized under the Proposed Charter Amendment. However, the Board desires to have the shares available to provide additional flexibility for business and financial purposes and provide appropriate equity incentives for Callon’s employees and directors. The additional shares may be used for various purposes without further shareholder approval (except as required by law or the NYSE rules). These purposes may include: (i) raising capital, if Callon has an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock; (ii) exchanging common stock or securities that are convertible into common stock for other outstanding securities; (iii) providing equity incentives to employees, officers, directors, consultants, or advisors; (iv) expanding Callon’s business through the acquisition of other businesses or assets; (v) stock splits, dividends, and similar transactions; and (vi) debt or equity restructuring or refinancing transactions.

2021 PROXY STATEMENT      65

PROPOSAL 4
The Board has not proposed the increase in the number of authorized shares of common stock with the intent of preventing or discouraging any actual or threatened tender offers or takeover attempts of the Company. Rather, the Proposed Charter Amendment has been prompted by business and financial considerations, as set out above, and it is the intended purpose of the Proposed Charter Amendment to provide greater flexibility to the Board in considering and planning for our potential future corporate needs. Under certain circumstances, however, an increase in the number of authorized shares of the Company’s common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the Company’s best interest nor in the best interests of the Company’s shareholders. In this regard, if the Company was to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of common stock or rights or other equity interests related thereto, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition. The Company does not currently have a shareholder rights plan (commonly referred to as a “poison pill”) in place, nor does the Board currently have any plans to adopt any such plan or similar anti-takeover measures. The Board is not currently aware of any attempt or plan to acquire control of the Company.
Required Vote
Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock. Abstentions, failing to vote, and “broker non-votes” will have the same effect as voting “AGAINST” the adoption of this proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

The Board recommends a vote FOR the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.

66 CALLON PETROLEUM

OTHER MATTERS
Beneficial Ownership of Securities
Principal Shareholders and Management
The following table sets forth beneficial ownership information with respect to our common stock as of the Record Date (March 15, 2021) for (i) each person known by us to beneficially own 5% or more of our outstanding common stock; (ii) each of our NEOs, (iii) each of our directors and nominees for director, and (iv) all of our directors and executive officers as of the Record Date, as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of March 15, 2021, or, in the case of our executive officers and directors, has been provided to us by such individuals. As of March 15, 2021, the Company had 46,155,799 shares outstanding.
None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation. Our Insider Trading Policy prohibits our executive officers and directors from holding Callon securities in a margin account or pledging Callon securities as collateral for a loan.

	Beneficial Ownership(1)(2)
Name of Beneficial Owner	Shares (#)	Percent of Class
Holders of More Than 5%:
Kimmeridge Energy Management Company, LLC(3)	5,585,654	12.1%
BlackRock, Inc.(4)	4,415,315	9.6%
JB Investments Management, LLC(5)	2,459,022	5.3%
Named Executive Officers:
Joseph C. Gatto, Jr.(6)	78,550	*
James P. Ulm, II(7)	19,450	*
Jeffrey S. Balmer(8)	11,504	*
Michol L. Ecklund(9)	11,633	*
Gregory F. Conaway(10)	34,988	*
Directors:		*
Frances Aldrich Sevilla-Sacasa(11)	2,347	*
Matthew R. Bob	10,199	*
Barbara J. Faulkenberry	6,760	*
Michael L. Finch	7,044	*
L. Richard Flury(12)	31,858	*
S. P. Johnson IV(13)	155,257	*
Larry D. McVay(14)	22,598	*
Anthony J. Nocchiero	15,984	*
James M. Trimble	8,299	*
Steven A.Webster(15)	761,559	1.6%
All Executive Officers and Directors as a Group (consisting of 15 persons)(16)	1,178,030	2.6%
*    Less than 1%
(1)Reflects the 1-for-10 reverse split of the common stock of the Company effective August 7, 2020.
(2)The amounts shown for our directors and NEOs include, as of the Record Date: (a) shares of common stock held under the 401(k) Plan for the accounts of participants; (b) shares of common stock owned outright by the individual; and (c) shares of common stock that may be acquired within 60 days through the vesting or settlement of certain RSUs, if any. Until RSUs vest, these individuals have neither voting nor
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OTHER MATTERS
investment power over the underlying shares of common stock, and share amounts are represented on a pre-tax basis. As of the Record Date, none of the directors or executive officers held any stock options to purchase shares of Company stock.
(3)Kimmeridge Energy Management Company, LLC ("Kimmeridge"), in its capacity as an investment adviser to Chamber Investments, LLC ("Chamber"), exercises voting and investment control over the securities held by Chambers. Kimmeridge has shared voting and shared dispositive power over 5,585,654 shares. Kimmeridge does not have sole voting or sole dispositive power over any shares. Kimmeridge’s address is 412 West 15 Street, 11th Floor, New York, NY 10011. This information is based on Kimmeridge’s most recent Statement on Schedule 13G filed on March 5, 2021.
(4)BlackRock, Inc. (BlackRock), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock has sole voting power over 4,404,928 shares and sole dispositive power over 4,415,315 shares. BlackRock does not have shared voting or shared dispositive power over any of the shares. BlackRock’s address is 55 East 52nd St., New York, NY 10055. This information is based on BlackRock’s most recent Statement on Schedule 13G filed on February 5, 2021.
(5)JB Investments Management, LLC ("JB Investments"), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, along with JB Investments Fund III, L.P., JB Investments Parallel Fund III, L.P. (together with JB Investments Fund III, L.P., the “Funds”). JB Investments Fund III GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by the Funds. Mr. Brian J. Riley is the sole manager of, and may be deemed to beneficially own securities owned by JB Investments. JB Investments has shared voting and shared dispositive power over 2,459,022 shares. JB Investment’s address is 355 Valey Park Road, Phoenixville, PA 19460. This information is based on JB Investment’s most recent Statement on Schedule 13G filed on March 12, 2021.
(6)Comprised of 48,984 shares held directly by Mr. Gatto, 6,255 shares held indirectly within the 401(k) Plan, and 23,311 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 95,950 unvested RSUs payable in stock and 104,896 unvested PSUs payable in 50% stock and 50% cash.
(7)Comprised of 9,176 shares held directly by Mr. Ulm, 57 shares held indirectly within the 401(k) Plan, and 10,217 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 17,574 unvested RSUs payable in stock and 45,974 unvested PSUs payable in 50% stock and 50% cash.
(8)Comprised of 3,808 shares held directly by Dr. Balmer, 13 shares held indirectly within the 401(k) Plan, and 7,683 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 44,604 unvested RSUs payable in stock and 47,412 unvested PSUs payable in 50% stock and 50% cash.
(9)Comprised of 5,095 shares held directly by Ms. Ecklund, 60 shares held indirectly within the 401(k) Plan, and 6,478 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 28,506 unvested RSUs payable in stock and 29,152 unvested PSUs payable in 50% stock and 50% cash.
(10)Comprised of 33,200 shares held directly by Mr. Conaway and 1,788 unvested RSUs payable in stock that will vest within 60 days of the Record Date Does not include 13,316 unvested RSUs payable in stock and 8,046 unvested PSUs payable in 50% stock and 50% cash.
(11)Comprised of 2,347 shares held directly by Ms. Aldrich Sevilla-Sacasa. Does not include 2,037 unvested deferred RSUs, pursuant to Ms. Aldrich Sevilla-Sacasa's election under the Deferred Compensation Plan for Outside Directors, which are payable in cash upon her separation of service as a director.
(12)Comprised of 28,858 shares held directly by Mr. Flury and 3,000 shares held in a joint tenancy with his spouse, which includes 15,559 vested deferred RSUs, pursuant to Mr. Flury's election under the Deferred Compensation Plan for Outside Directors, which are payable in cash upon his separation of service as a director.
(13)Comprised of 85,257 shares held directly by Mr. Johnson and 70,000 shares held indirectly with a Family Limited Partnership, which includes 13,192 vested deferred RSUs, pursuant to Mr. Johnson's election under the Deferred Compensation Plan for Outside Directors, which are payable in cash upon his separation of service as a director. Does not include 2,037 unvested deferred RSUs, pursuant to pursuant to Mr. Johnson's election under the Deferred Compensation Plan for Outside Directors, which are payable in common stock upon his separation of service as a director.
(14)Comprised of 19,097 shares held directly by Mr. McVay, which includes 3,501 vested deferred RSUs, pursuant to Mr. McVay's election under the Deferred Compensation Plan for Outside Directors, which are payable in cash upon his separation of service as a director.
(15)Comprised of 547,684 shares held directly by Mr. Webster, 64,500 shares held indirectly with his spouse, and 149,375 shares held indirectly through San Felipe Resources Company, which includes 13,192 vested deferred RSUs, pursuant to Mr. Webster's election under the Deferred Compensation Plan for Outside Directors, which are payable in common stock upon his separation of service as a director.
(16)Comprised of 835,293 shares held directly by the Company's executive officers and directors, 3,000 shares held in a joint tenancy, 64,500 shares held indirectly by a spouse, 70,000 shares held indirectly by a Family Limited Partnership, 6,385 shares held indirectly within the Company's 401(k) Plan, 149,375 shares held indirectly by San Felipe Resources Company, and 49,477 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who own 10% or more of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of these reports. Based solely on our review of these reports received by us during fiscal year 2020, and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with in 2020 and 2021 to date.

68 CALLON PETROLEUM

OTHER MATTERS
Certain Relationships and Related Party Transactions
The Audit Committee charter provides that the Audit Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code provides that an officer’s or a director’s conflict of interest with Callon may only be waived if the N&ESG Committee approves the waiver and the full Board ratifies the waiver.
We are not aware of any related party transactions with our executive officers that require disclosure under Item 404 of Regulation S-K.
Shareholders’ Proposals and Director Nominations for the 2022 Annual Meeting
In order for a proposal to be considered for inclusion in the proxy statement for the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act, such proposal must be received by the Secretary of the Company at our principal executive offices no later than December 10, 2021 (assuming the date of the 2022 Annual Meeting has not been changed by more than 30 days from the date of this year’s Annual Meeting), and must otherwise be in compliance with the requirements of the SEC’s proxy rules. If the date of the 2022 Annual Meeting has been changed by more than 30 days from the date of this Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for the 2022 Annual Meeting.
For a shareholder proposal to be introduced for consideration at the 2022 Annual Meeting but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), including shareholder nominations for candidates for election as directors, a shareholder must provide written notice of such proposal to Company not later than 120 days nor earlier than 150 days before the date of the 2022 Annual Meeting. Any such notice must describe the shareholder proposal in reasonable detail and otherwise comply with the requirements set forth in our bylaws.
Nominating Process
In accordance with our certificate of incorporation, any shareholder may nominate a person for election to the Board upon delivery of written notice to us of such nomination. Such notice must be sent as provided in our certificate of incorporation on or before the deadline set forth in our certificate of incorporation, and must otherwise comply with the procedures set forth in our certificate of incorporation. For nominations, the Board will consider individuals identified by shareholders on the same basis as nominees identified from other sources. A submission recommending a nominee should include:
•    Sufficient biographical information to allow the N&ESG Committee to evaluate the qualifications of a potential nominee in light of the director nomination procedures and criteria and any other information that would be required to be disclosed in solicitations of proxies for the election of directors;
•    An indication as to whether the proposed nominee will meet the requirements for independence under NYSE and SEC guidelines;
•    A description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the nominating shareholder or beneficial owner and each proposed nominee;
•    A completed and signed questionnaire, representation, and agreement, pursuant to our bylaws, with respect to each nominee for election or re-election to the Board; and
•    The proposed nominee’s written consent to serve if nominated and elected.
2021 PROXY STATEMENT      69

ANNUAL MEETING INFORMATION
Information Concerning Solicitation and Voting
We are providing you this Proxy Statement in connection with the solicitation of proxies by the Board to be voted at the Annual Meeting, which will be held on Friday, May 14, 2021, at 9:00 a.m. CDT in the Wishmaker Ballroom of Hotel ZaZa, 9787 Katy Freeway, Houston, Texas. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
The Board will primarily solicit proxies by mail, and we will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, to assist us with our solicitation efforts, we have retained the services of Innisfree M&A Incorporated for a fee of approximately $15,000, plus out-of-pocket expenses.
Information About Voting and the Annual Meeting
Who may vote
You may vote if you are the record holder of our common stock as of the close of business on the Record Date. On that date, 46,155,799 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter considered at this meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at our office at 2000 West Sam Houston Parkway South, Suite 2000, Houston, TX 77042 during normal business hours for a period of ten (10) days prior to the meeting and will also be available for inspection at the Annual Meeting.
Attending the Annual Meeting
If you meet the above criteria to vote at our Annual Meeting, you may attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, or copy of your Voting Instruction Form or proxy card, indicating that you owned shares of our common stock at the close of business on the Record Date.
For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.
Proposals
Qualifying shareholders will vote on the following five proposals at the Annual Meeting:
1)The election of directors;
2)Advisory approval of our executive compensation;
3)The ratification of the appointment of Grant Thornton LLP;
4)The approval of an amendment to our certificate of incorporation increasing the number of authorized shares of our common stock; and
5)The approval of the Proposed Incentive Plan Amendment.

70 CALLON PETROLEUM

ANNUAL MEETING INFORMATION
Casting your vote
There are three methods for registered shareholders to vote by proxy without attending the Annual Meeting:

1. By Internet
You can vote via the Internet by going to the website address provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CDT on May 13, 2021. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

2. By Telephone
You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CDT on May 13, 2021. Voting by telephone is available 24 hours a day.

3. By Mail
If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the reply envelope provided. Please promptly mail your proxy card to ensure that we receive it prior to the closing of the polls at the Annual Meeting.

If you receive more than one Proxy Statement then it means that your shares are likely registered in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you send us a signed proxy card without marking your voting selections, your shares will be voted on each proposal as recommended by the Board, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.
Difference between a “holder of record” and a “street name” holder
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. You will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote shares held in street name, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of directors and the non-binding advisory proposal on executive compensation, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm. Your vote is especially important. Therefore, please promptly instruct your broker regarding how to vote your shares on these matters.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you have questions about how to obtain a legal proxy, please call Innisfree M&A Incorporated toll-free at (888) 750-5834. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.
Revoking a proxy
You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal offices in Houston, Texas before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not necessarily revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee
2021 PROXY STATEMENT      71

ANNUAL MEETING INFORMATION
to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.
Recommendation of the Board
The Board unanimously recommends you vote “FOR” each of the proposals. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:
•“FOR” the election of each of the nominees named in this Proxy Statement to the Board of Directors;
•“FOR” the approval, on an advisory basis, of our executive compensation;
•“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•“FOR” the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.
Counting the vote
We have appointed Alliance Advisors to tabulate and certify the vote.
Quorum
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. We will count your shares for purposes of determining if there is a quorum if either you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum.

72 CALLON PETROLEUM

ANNUAL MEETING INFORMATION
Required Vote
Proposal 1 - Election of directors
The nominees for election as directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. However, because the number of director nominees equals the number of directors to be elected at this Annual Meeting, if any nominee for director receives a greater number of votes “withheld” than votes “for” then such nominee required to tender his or her resignation for consideration by the N&ESG Committee following certification of the shareholder vote. Such resignation will only be effective upon Board acceptance of such resignation after receiving the recommendation of the N&ESG Committee. Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome. This voting standard is discussed further under “Proposal 1 - Election of Class III Directors.”
Proposal 2 - Advisory vote to approve NEO compensation
The advisory vote on our executive compensation is non-binding, so no specific vote is required. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as shares present and entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or the Board. However, the views of our shareholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.
Proposal 3 - Ratification of the appointment of the independent registered public accounting firm
The advisory vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2020 fiscal year is non-binding, so no specific vote is required. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. An abstention will have the effect of a vote against this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the vote in determining the selection of the Company’s independent registered public accounting firm.
Proposal 4 - Approval of an amendment to our certificate of incorporation in increase the number of authorized shares of common stock
Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock. Abstentions, failing to vote, and “broker non-votes” will have the same effect as voting “AGAINST” the adoption of this proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.
2021 PROXY STATEMENT      73

ANNUAL MEETING INFORMATION
Voting Results
We will announce the preliminary voting results at the Annual Meeting and will publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the meeting.
Householding Information
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies. Both we and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and Proxy Statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our Annual Report and Proxy Statement in the future, you should contact your bank, broker or other nominee record holder.
Financial Statements and Other Available Documents
Financial statements for our most recent fiscal year are contained in the 2020 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 25, 2021. Our Annual Report, our Annual Report on Form 10-K, Corporate Governance Guidelines, Code, and charters of Board committees may be accessed by shareholders on our website at www.callon.com or printed copies are available upon written request to Michol L. Ecklund, Corporate Secretary at our principal executive office in Houston, Texas.
Other Business
The Board is not aware of any matter to be acted upon at the Annual Meeting other than those described above. If other business properly comes before the Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our shareholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All shareholders are urged, regardless of the number of shares owned, to participate in the Annual Meeting by voting their shares.

By Order of the Board of Directors,

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director	Houston, Texas April 9, 2021

74 CALLON PETROLEUM

APPENDIX A
APPENDIX A

NON-GAAP RECONCILIATIONS
Adjusted EBITDA (in thousands):	2020
Net loss	$(2,533,621)
Adjustments:
Loss on derivatives contracts	$27,773
Gain on commodity derivative settlements, net	$95,856
Non-cash stock-based compensation expense	$2,663
Impairment of evaluated oil and gas properties	$2,547,241
Merger and integration expense	$28,482
Other expense	$14,625
Income tax expense	$122,054
Interest expense, net of capitalized amounts	$94,329
Depreciation, depletion and amortization	$480,631
Gain on extinguishment of debt	$(170,370)
Adjusted EBITDA	$709,633

Adjusted Free Cash Flow (in thousands):	1Q2020	2Q2020	3Q2020	4Q2020
Net cash provided by operating activities	$191,695	$97,801	$135,701	$134,578
Changes in working capital and other	$(32,569)	$40,078	$14,473	$12,011
Change in accrued hedge settlements	$22,513	$(14,480)	$(5,993)	$(5,055)
Cash interest expense, net	$20,071	$21,944	$24,246	$24,167
Merger and integration expense	$15,830	$8,067	$2,465	$2,120
Adjusted EBITDA	$217,540	$153,410	$170,892	$167,821
Less: Operational capital expenditures (accrual)	$277,640	$85,087	$38,408	$87,488
Less: Capitalized interest	$23,985	$20,924	$20,675	$23,015
Less: Interest expense, net of capitalized amounts	$20,478	$22,682	$24,683	$26,486
Less: Capitalized cash G&A	$7,371	$6,740	$6,831	$6,465
Adjusted Free Cash Flow	$(111,934)	$17,977	$80,295	$24,367

2021 PROXY STATEMENT      75

APPENDIX B
FORM OF CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CALLON PETROLEUM COMPANY
The undersigned, Michol L. Ecklund, Corporate Secretary of Callon Petroleum Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The name of the Corporation is Callon Petroleum Company.
SECOND: This Amendment (this “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amendment and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of this Amendment.
THIRD: Upon the filing and effectiveness of this Amendment pursuant to the DGCL, the Certificate is hereby amended by amending and restating the first sentence of Article Four to be and read as follows:
“The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 78,750,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.”
IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this [•] day of [•] 2021.

Callon Petroleum Company

By:
Michol L. Ecklund, Corporate Secretary

76 CALLON PETROLEUM

CALLON PETROLEUM COMPANY
ANNUAL MEETING OF SHAREHOLDERS
May 14, 2021, AT 9:00 AM CDT

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALLON PETROLEUM COMPANY

The undersigned hereby appoints Michol L. Ecklund, as proxy with full power of substitution and re-substitution, to vote all shares of Common Stock of Callon Petroleum Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders thereof to be held at the Wishmaker Ballroom of the Hotel ZaZa, 9787 Katy Freeway, Houston, Texas 77024 on May 14, 2021, or at any adjournment or postponement thereof, as follows:
ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND "FOR" PROPOSAL 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder further hereby ratifies all that the said proxy may do by virtue hereof. If any nominee named on the reverse side is unable to serve or for good cause will not serve as a director, the person named as proxy shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.
The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting and acknowledges receipt of the Notice of the 2021 Annual Meeting of Shareholders and Proxy Statement dated April 9, 2021 and the Annual Report to Shareholders furnished in connection therewith.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 14, 2021.

THE PROXY STATEMENT IS AVAILABLE AT:
HTTP://WWW.VIEWPROXY.COM/CALLONPETROLEUM/2021

									Please mark votes as in this example				☒
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3, and 4.
1.	Election of Directors:						3	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	01	Barbara J. Faulkenberry		☐	☐	☐		☐	FOR	☐	AGAINST	☐	ABSTAIN
	02	L. Richard Flury				☐	4.	The approval of an amendment to the Company’s certificate of incorporation in the form attached to the accompanying Proxy Statement as Appendix B to increase the number of authorized shares of our common stock.
	03	Joseph C. Gatto, Jr.				☐
	04	Frances Aldrich Sevilla-Sacasa				☐
2.	The approval, by non-binding advisory vote, of the compensation of our named executive officers.							☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	FOR ☐	AGAINST	☐	ABSTAIN

							MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING:						☐
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Date:

Signature

Signature (if held jointly)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐										CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER
SCAN TO VIEW MATERIALS & VOTE

PROXY VOTING INSTRUCTIONS
Please have your 11 digit control number ready when voting by Internet or Telephone.
If you vote by phone, fax or Internet, please DO NOT mail your proxy card.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALVote.com/CPE	Call 1 (866) 804-9616
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.